UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 19, 2020 at 2:00 p.m. US Pacific Time (Friday, November 20, 2020, at 9:00 a.m. Australian Eastern Time). In light of the coronavirus/COVID-19 outbreak and in the best interests of public health and the health and safety of our board of directors, employees and stockholders, this year, the annual meeting will be held completely virtually via live interactive audio webcast on the internet.  You will be able to attend, vote and submit your questions online during the annual meeting at www.virtualshareholdermeeting.com/RMD2020. You will not be able to attend the annual meeting in person.

Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting Instructions” in the proxy statement to understand your options for casting your vote.

Very truly yours,

Peter C. Farrell

Chair of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF  RESMED  INC.

Date:	Thursday, November 19, 2020, at 2:00 p.m. US Pacific Time Friday, November 20, 2020, at 9:00 a.m. Australian Eastern Time

Live webcast:	www.virtualshareholdermeeting.com/RMD2020

Items of business:	1.

Elect two directors, each to serve until our 2021 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2020 annual meeting are Karen Drexler and Michael Farrell.

	2.	Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021.
	3.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).
	4.	Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 22, 2020, at 4:00 p.m. US Eastern Time.

Meeting attendance:

Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2020 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee.

Please read Voting instructions and general information in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?

ResMed’s board of directors is soliciting your proxy to vote at our 2020 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 19, 2020, at 2:00 p.m. US Pacific Time, which is Friday, November 20, 2020, at 9:00 a.m. Australian Eastern Time, and will be held virtually at www.virtualshareholdermeeting.com/RMD2020. If you owned shares of our common stock or CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 22, 2020, we invite you to attend the annual meeting online and vote on the proposals described below under the heading “Voting matters and board recommendations.” You will be able to attend, vote and submit your questions online from any remote location that has internet connectivity during the annual meeting at www.virtualshareholdermeeting.com/RMD2020 by entering the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Why is the meeting being held virtually this year?

We believe that a virtual meeting will provide expanded stockholder access and participation, improved communications, as well as additional safeguards for health and safety in light of developments related to COVID-19. You will be able to attend, vote and submit your questions online during the annual meeting. You will not be able to attend the annual meeting in person. Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2020 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee.

When are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System, or CHESS, Units of Foreign Securities, on the internet, and to mail notice and access materials on or about October 6, 2020.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on November 19, 2020.

Our annual report on Form 10-K was filed with the US Securities and Exchange Commission, or SEC, on August 12, 2020. You can review our 10-K on our website, at investors.resmed.com, and at the website where our proxy materials, including the notice of the annual meeting and this proxy statement are posted, at www.proxyvote.com and www.investorvote.com.au.

Please access and review the proxy materials before voting.

Voting instructions

Voting matters and board recommendations:

Matter	Vote recommendation
Proposal 1: Elect the 2 nominees identified in this proxy statement to the board of directors [page 8]	FOR each director nominee
Proposal 2: Ratify selection of independent registered public accountants [page 17]	FOR
Proposal 3: Advisory vote to approve executive compensation [page 18]	FOR

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 22, 2020, the record date for our annual meeting. As of the record date, there were 144,908,194 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you are entitled to vote on all matters to be voted on at the annual meeting. Whether or not you plan to attend the annual meeting online, we urge you to vote by the internet at www.virtualshareholdermeeting.com/RMD2020, by telephone, or (if you are reviewing a paper copy of this proxy statement) to fill out and return the proxy card that was included with the proxy statement, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. The information you receive from the broker will include instructions on how to vote your shares. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by your broker.

Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically vote in accordance with the instructions provided by your broker. We encourage you to communicate your voting decisions to your broker before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one share of ResMed common stock for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares and/or ask questions in person at the virtual annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted. Please refer to the information provided to you by Computershare for more information regarding how to request a proxy or control number in order to vote or ask questions at the virtual annual meeting.

How do I vote my shares before the annual meeting?

If you are a holder of common stock listed on the New York Stock Exchange, or NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record

If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

Shares held in “street name”

If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.

Holders of CUFS or CDIs listed on the ASX	If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet.

Internet voting closes for the following time zones:

•	In Australia at 10:00 a.m., November 16, 2020, Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.
•	In the US at 11:59 p.m., November 18, 2020, US Eastern Time for shares traded on the NYSE.

How do I vote at the annual meeting?

To attend and vote at the annual meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/RMD2020 using the 16-digit control number included on your notice, on your proxy card or on the voting instruction form. Attendance at the annual meeting will not, by itself, result in any vote or revocation of a prior vote. You must follow the instructions at www.virtualshareholdermeeting.com/RMD2020 to vote your shares at the annual meeting. Even if you intend to attend the annual meeting online, we encourage you to vote before the deadlines described elsewhere in this proxy statement. If you own ResMed CUFS or CDIs, please refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting
Holders of record and shares held in street name listed on the NYSE	•	Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
	•	Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•

Revoking by internet or by telephone before the following times:

•    In Australia by 10:00 a.m. AU Eastern Time on November 16, 2020, for holders of CHESS Units of Foreign Securities listed on the ASX

•    In the United States by 11:59 p.m. US Eastern Time on November 18, 2020, for shares traded on the NYSE

•

Attending the 2020 annual meeting on-line and timely voting your shares at www.virtualshareholdermeeting.com/RMD2020. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Holders of CUFS or CDIs listed on the ASX

You must contact the Chess Depository Nominee to obtain instructions on how to revoke your proxy or change your vote. Refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you submit a proxy, we will vote your shares according to your choice. If you submit a proxy but do not make specific choices, we will vote your shares as follows: (1) FOR each of the two nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; and (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

General information

What are broker non-votes and how are they counted?

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals which NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors or the advisory vote to approve our executive compensation as these matters are determined based on the number of votes cast and broker non-votes are not considered votes cast.

Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date, we had outstanding 144,908,194 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 144,908,194 votes may be cast on each matter to be considered at our annual meeting, and at least 72,454,097 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021 requires the affirmative vote of a majority of the votes cast. Abstentions do not count as votes cast and thus will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 – The advisory vote to approve our executive compensation (“say-on-pay” vote) requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes do not count as votes cast and thus will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and our executive compensation principles, policies and procedures.

Who pays the costs of proxy solicitation?

The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting materials, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting at our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time. If you are interested in viewing the list, please contact Investor Relations by email at InvestorRelations@resmed.com. The list of stockholders will also be made available on www.virtualshareholdermeeting.com/RMD2020 during the annual meeting.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.

Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes eight directors.

Our board is transitioning to annual elections for all directors. Our board previously was divided into three classes, with each class elected to serve a three-year term. Beginning with this year’s annual meeting, directors standing for election will be elected for one-year terms. Directors elected to three-year terms before the 2020 annual meeting of stockholders will complete those terms, with annual elections once their term expires, resulting in the entire board being elected annually beginning with the 2022 annual meeting of stockholders.

The two directors whose terms expire in 2020 are Karen Drexler and Michael Farrell. On the nominating and governance committee’s recommendation, our board has nominated Karen Drexler and Michael Farrell as directors for re-election at this annual meeting. The directors to be elected at this annual meeting will hold office until the 2021 annual meeting or until the director’s earlier death, disability, resignation, or removal.

We are soliciting proxies in favor of these two nominees and proxies will be voted for them unless the proxy otherwise specifies. If Karen Drexler or Michael Farrell becomes unable or unwilling to serve as a director, the proxies will be voted for the election of another person, if any, that the board designates.

Information concerning the two nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age as of September 22, 2020	Position
Karen Drexler	2020	60	Director and nominee for re-election
Michael Farrell	2020	48	Chief executive officer, director, and nominee for re-election
Peter Farrell	2021	78	Founder and chair of the board
Harjit Gill	2021	55	Director
Ron Taylor	2021	72	Lead director
Carol Burt	2022	62	Director
Jan De Witte	2022	56	Director
Rich Sulpizio	2022	70	Director

The following biographical information is furnished with regard to our directors (including nominees) as of September 22, 2020.

Nominees for election at our annual meeting to serve for a one-year term expiring at the 2021 annual meeting:

Karen Drexler has served as ResMed’s director since November 2017 and is a member of its compensation committee.

Ms. Drexler is a serial entrepreneur with expertise in the fields of digital health, medical devices and diagnostics. From June 2016 until June 2020, she was the CEO and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing.

Ms. Drexler also serves on the boards of Tivic Health, a bioelectric medicine company initially focused on relief of sinus pain and pressure, VIDA Health, the leading company in Al-powered lung intelligence solutions and analytics, and Microbide USA, which is commercializing stable aldehyde-based biocides that eradicate germs and pathogens. From 2011 to 2017, she served as chair of the board of Hygieia, Inc., a digital insulin therapy company, and remains involved as an advisor to the CEO. She also acts as a senior strategic advisor for other early-stage companies and spent 11 years on the board of the Keller Center for Innovation in Engineering Education at Princeton University.

Ms. Drexler has served on numerous private company boards in the fields of diagnostics, medical devices, and digital health. She is an active mentor and advisor with Astia, a global nonprofit that supports high-potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders, and a lead mentor with StartX, the Stanford University incubator. She is also on the Life Science and Women’s Health Councils for Springboard, an accelerator for women-led technology-oriented companies. Through her work with Astia, Springboard, and StartX, she interacts with many promising young medtech companies.

Ms. Drexler was founder, president, and CEO of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Before Amira Medical, she held management roles at LifeScan and played a key role in its sale to Johnson & Johnson (NYSE: JNJ).

Ms. Drexler graduated magna cum laude with a bachelor of science in chemical engineering from Princeton University and earned a master of business administration with honors from the Stanford University Graduate School of Business.

Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, particularly her experience in digital health, technology and data security, and out-of-hospital care models, led our board to conclude she should serve as a director.

Michael “Mick” Farrell was appointed ResMed’s CEO and has served as a director since March 2013. He joined the company in 2000, serving as president of the Americas region from 2011 to 2013, senior vice president of the global sleep apnea business unit from 2007 to 2011, and various senior roles in marketing and business development.

Before joining ResMed, Mr. Farrell worked in management consulting, biotechnology, chemicals, and metals manufacturing at companies including Arthur D. Little, Sanofi Genzyme, DowDuPont, and BHP Billiton.

Mr. Farrell serves on the board of directors of ResMed, the Advanced Medical Technology Association (AdvaMed) and Zimmer Biomet (NYSE: ZBH), a multibillion dollar public company that provides implantable musculoskeletal medical devices for patients globally. He is a member of two committees at Zimmer Biomet: nominating and governance; as well as compensation and management development. He also volunteers as a trustee for non-profit organizations: UC San Diego Foundation; Rady Children’s Hospital; and Father Joe’s Villages in San Diego, California.

Mr. Farrell holds a bachelor of engineering with first-class honors from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology, and a master of business administration from the MIT Sloan School of Management.

Mr. Farrell’s skills and 20 years’ experience with ResMed and over 24 years’ experience with healthcare and manufacturing industries provides him with a unique and deep understanding of our operations, technology, and market, and led the board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2021 annual meeting:

Peter Farrell is ResMed’s founder and chair of the board. He has been board chair and a director since ResMed’s inception in June 1989.

Dr. Farrell served as CEO from July 1990 until December 2007, and from February 2011 until March 2013. He served as executive board chair from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.

Before founding ResMed, Dr. Farrell served as vice president of research and development at various subsidiaries of Baxter International, Inc. (NYSE: BAX), from July 1984 to June 1989, and managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary, from August 1985 to June 1989. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, Sydney where he currently serves as a visiting professor and as chair of the UNSW Centre for Innovation and Entrepreneurship. He served on the Visiting Committee of the Harvard/Massachusetts Institute of Technology Health Sciences & Technology Program from 1998 through 2018 and currently serves on the MIT Dean of Engineering’s Advisory Council.

Dr. Farrell also serves as independent board chair at Arcturus Therapeutics Ltd (NASDAQ: ARCT), a self-replicating RNA therapeutics company, and on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He is also chair of WaveGuide, a startup leveraging nuclear magnetic resonance technology developed within Harvard’s School of Physics.

Dr. Farrell is a fellow or honorary fellow of several professional bodies. In 2012, he became an elected member of the US National Academy of Engineering and joined the board of trustees of Scripps Research. He was named 2005 U.S. National Entrepreneur of the Year for Health Sciences, 2001 Australian Entrepreneur of the Year, and 1998 San Diego Entrepreneur of the Year for Health Sciences. He has served on the Executive Council of the Division of Sleep Medicine at Harvard Medical School since 1998, served as vice-chair from 2000 until 2010, and chair until May 2013. He was awarded the Chancellor’s Medal from UCSD in 2016 and received the Gordon Fellow Award from UCSD in 2012.

Dr. Farrell has a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from MIT, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle, and a D.Sc. from the University of New South Wales, Sydney, for research contributions in the field of treatment with the artificial kidney.

Dr. Farrell’s son, Michael Farrell, is ResMed’s chief executive officer and one of its directors.

Dr. Farrell’s role as our founder and chief executive officer for more than 20 years provides him with a unique and deep understanding of our operations, technology, and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. These experiences and skills led our board to the conclusion that he should serve as a director.

Harjit Gill has served as ResMed’s director since November 2018, and is a member of its compensation committee.

Ms. Gill is CEO of the Asia Pacific Medical Technology Association (APACMed) the only regional association to provide a unified voice for the medical technology and in-vitro diagnostics industry in Asia Pacific. Since 2016, she has been an advisor to Delmedica Investments, a Singapore-based company focused on respiratory healthcare and inventors of the X-Halo breath thermometer.

Since December 2019, she has been a member of the board of directors of MAS Holdings, one of the largest private apparel manufacturers in South East Asia. The company has 53 manufacturing facilities in 17 countries, employing over 93,000 people globally with customers across the sports, healthcare and well-being sectors.

From 2015 to 2016, Ms. Gill served as chief operations and marketing officer for HTC, Taiwan (OTCMKTS: HTCKF), a manufacturer of smart mobile devices.

From 1990 to 2015, she worked for Royal Philips (NYSE: PHG) in various roles. From 2012 to 2015, she was executive vice president and chief executive officer for Philips ASEAN & Pacific, based in Singapore, responsible for Healthcare/Lighting and Consumer Lifestyle. From 2009 to 2012, she was senior vice president of international sales, and from 2006 to 2009, was vice president of Asia for Philips Consumer Lifestyle Products. Before 2006, she held progressive roles in the Netherlands, Hong Kong, Dubai, and Singapore for Consumer Electronics.

She is the former Chapter Chair Gold of the YPO Singapore Chapter in 2017.

From 2012 to January 2018, Ms. Gill served as a board member of the National University of Singapore, Entrepreneurship Committee. From 2012 to 2015, she was a board member of the Singapore International Chamber of Commerce. She was also a 2014–15 member of the World Economic Forum South East Asia Council.

Ms. Gill has a bachelor of arts (honors) in combined studies from the University of Manchester.

Ms. Gill’s executive and operational experience and skills led our board to the conclusion that she should serve as a director, particularly her background in consumer healthcare, her international experience, and her broad experience in sales marketing and operations.

Ron Taylor has served as ResMed’s director since January 2005 and its independent lead director since July 1, 2013. He is chair of ResMed’s nominating and governance committee and a member of its audit and compliance oversight committees.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chair, president, and CEO until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served for 10 years in management roles at Allergan plc (NYSE: AGN), a pharmaceutical company. From 1998-2001, he was a general partner at Enterprise Partners Venture Capital.

Mr. Taylor’s past public company board experience includes serving as a director at Allergan from 1994 through 2018. From 1998 through 2014, he served as a member of the Red Lion Hotels governance, compensation, and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chair of the ResMed Foundation.

Mr. Taylor has a bachelor of arts from the University of Saskatchewan and a master of arts from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 publicly and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation and governance committees.

Mr. Taylor’s experience and skills as a public medical technology company CEO, venture capital experience, and board experience, led the board to the conclusion that he should serve as a director.

Directors continuing in office until our 2022 annual meeting:

Carol Burt has served as ResMed’s director since November 2013, and is chair of its audit and compliance oversight committees. She is also a member of its nominating and governance committee.

Ms. Burt has been a principal of Burt-Hilliard Investments since 2008, and since January 2013, has served as a senior advisor and operating council member to Consonance Capital Partners, a New York-based private equity firm focused on investing in the U.S. healthcare industry.

In addition to ResMed, Ms. Burt serves on the boards of IQVIA (NYSE: IQV), a global leader in healthcare information, innovative technology solutions, and contract research services where she serves on the audit committee; Global Medical Response, a privately-held medical transportation, fire, integrated health solutions and disaster response company where she serves on the audit committee and chairs the compliance committee; and WellDyne, a privately held pharmacy benefit management company, where she chairs the audit committee. Previously, she served on the public boards of Envision Healthcare, Inc., WellCare Health Plans, Inc., Vanguard Health Systems, Inc., Transitional Hospitals Corporation, and privately held KEPRO.

Ms. Burt was formerly an executive of WellPoint, Inc., now Anthem, Inc (NYSE: ANTM), where she served from 1997 to 2007, most recently as WellPoint’s senior vice president of corporate finance and development. She was a member of the executive team that built WellPoint from a small single-state Blue Cross plan to one of the country’s leading health benefits companies with nationwide reach, revenues of $61 billion, and market cap of $50 billion. She was responsible for Wellpoint’s corporate strategic planning and execution; mergers and acquisitions; strategic investments; finance, treasury, and real estate management; financial services and international insurance businesses.

Before WellPoint, Ms. Burt was senior vice president and treasurer of American Medical Response, overseeing its sale to Laidlaw, Inc. Previously, she spent 16 years at Chase Securities, Inc., now JP Morgan Chase & Co (NYSE: JPM), most recently as managing director and head of the Health Care Investment Banking Group. She founded and built Chase’s Health Care Group into the industry leader in healthcare financing.

Ms. Burt is a member of Women Corporate Directors, Women’s Forum, and the National Association of Corporate Directors. She most recently served as chair of the Fortune 1000 Working Group for the Women’s Leadership Foundation of Colorado. Over the years, Ms. Burt has served in leadership positions on numerous not-for-profit boards including chair and currently vice chair for The Nature Conservancy of Colorado.

Ms. Burt graduated magna cum laude from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s skills and experience, particularly her over 35 years of experience in executive management, operations, strategy, mergers and acquisitions, corporate finance, accounting, and investment banking in the health insurance, healthcare services, and financial services industries, combined with her board experience, led the board to the conclusion that she should serve as a director.

Jan De Witte has served as ResMed’s director since May 2019, and is a member of its audit and compliance oversight committee.

Mr. De Witte is CEO of Barco (EBR: BAR), a global leader in advanced visualization solutions for Healthcare, Entertainment, and Enterprise with headquarters in Belgium, a position he has held since October 2016.

Mr. De Witte is a global leader in service, solution, and software business who over the past 30 years has served in a variety of operational and business leadership roles.

Before joining Barco in October 2016, Mr. De Witte was an officer of the General Electric Company (NYSE: GE), and CEO of its healthcare division’s software and solutions business. During his 17-year tenure with GE, he worked in management and CEO roles in manufacturing, supply chain, quality/lean six sigma, services, and software solutions, covering business responsibilities across Europe, Middle East, China, Asia-Pacific, and the Americas. While at GE, he and his family lived in Belgium, London, Chicago, Milwaukee, and Paris.

Before GE, Mr. De Witte held operational management positions in supply chain and manufacturing at Procter & Gamble (NYSE: PG) in Europe. He also served as senior consultant with McKinsey & Company serving clients in the airline, process, and high-tech industries across Europe.

Mr. De Witte holds a master of science degree in electromechanical engineering with Greatest Distinction from the KU Leuven in Belgium, and an MBA from Harvard Business School.

Mr. De Witte’s skills and experience, particularly his over 20 years of experience in executive management, operations, and software operations; his position as a current operating CEO; and his international business experience, led the board to the conclusion that he should serve as a director.

Rich Sulpizio has served as ResMed’s director since August 2005. He is chair of its compensation committee and a member of its nominating and governance committee.

Mr. Sulpizio retired as president and chief operating officer of Qualcomm, Inc. (NASDAQ: QCOM) in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s president and COO. In 2002, he rejoined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as president in 2005 of MediaFLO USA, Inc. a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. His last assignment, from December 2009 to November 2013, was president and CEO of Qualcomm Enterprise Services (QES), which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation (NYSE: UIS) and Fluor Corporation (NYSE: FLR).

From 2009 through 2018, Mr. Sulpizio served as a director of CA, Inc. (NASDAQ: CA), an information technology management software company. He currently serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center.

He holds a bachelor of arts from California State University, Los Angeles, and a master of science in systems management from the University of Southern California.

Mr. Sulpizio’s experience and skills, particularly his experience with high growth technology companies, executive and board experience with software businesses, and international business experience led the board to the conclusion that he should serve as a director.

Proposal 2: Ratification of selection of KPMG LLP as our independent registered public accounting firm for fiscal year ending June 30, 2021

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2021.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Background

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.

The board has adopted a policy of providing for annual say-on-pay advisory votes, and our stockholders have twice—in 2011 and 2017—voted to prefer an annual frequency of these votes. Unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at our 2021 annual meeting of stockholders.

Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions and considers voting results on the say-on-pay proposal when making its executive compensation decisions.

The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.”

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence

Our board has determined that of our eight current directors, six: Carol Burt, Karen Drexler, Harjit Gill, Jan De Witte, Rich Sulpizio, and Ron Taylor, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the audit, compliance oversight, nominating and governance, and compensation committees is independent under the NYSE’s listing standards, and that each member of the audit committee is also independent under the SEC’s regulations. The board determined that Peter Farrell and Michael Farrell have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a current non-executive employee and the father of Michael Farrell.

There were no specific relationships or transactions that required consideration by our board in making its independence decisions. However, the board did consider the tenure of individual directors, and concluded that none of them impaired independence.

Tenure and board refreshment. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance.

Four of our independent directors have been on the board for seven years or less. Two of our six independent directors are long-tenured: Rich Sulpizio and Ron Taylor each joined our board in 2005, and so have each served for 15 years. The board considers that the length of their tenure has not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their independence and contributions to our board.

The average tenure of all our other independent directors is less than three and one-half years, and the average tenure of all our independent board members, combined, is only five years. The committee believes the independent directors represent an appropriate balance of tenure.

The board follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. The nominating and governance committee reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. The committee makes recommendations to the board regarding plans for director succession. In each of fiscal years 2018, 2019, and 2020, a long-tenured board member has left our board and been replaced. While refreshment is an important consideration in assessing board composition, the board does not make determinations based solely on tenure.

Meetings and director attendance

During fiscal year 2020, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:

•	Regular board: six meetings;
•	Compensation committee: four meetings;
•	Audit committee: eight meetings;
•	Compliance oversight committee: three meetings; and
•	Nominating and governance committee: four meetings.

During each regular board meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All of our directors were present for our 2019 annual stockholders meeting, except one director who was not standing for re-election. We encourage directors to attend our annual meetings and we generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Governance changes during 2020

Our board routinely reviews developing best practices, considering input from stockholders, management, external legal and financial advisors, stockholder advisory firms, and other relevant sources. During fiscal year 2020, as part of that regular practice, we adopted changes in our governance practices, including:

•

Annual director elections. Beginning with this year’s annual meeting, directors standing for election will be elected for one-year terms. Directors elected to three-year terms before the 2020 annual meeting of stockholders will complete those terms, and the entire board will be elected annually beginning with the 2022 annual meeting of stockholders.

•

Proxy access. Stockholders who have owned 3% or more of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials directors constituting up to 20% of the board or two individuals, whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements of our bylaws. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold.

•

Advance notice. The deadline for advance notice of business and nominations for an annual meeting of stockholders will generally not be later than the close of business 90 days nor earlier than the close of business 120 days before the one-year anniversary of the preceding year’s annual meeting.

•	Designated forum. The Delaware Court of Chancery will be the exclusive forum for certain actions, including any derivative action.

•	Special meeting. A majority of the directors may call a special meeting of the board.

•

Compliance oversight committee. We established a new board committee to oversee compliance with US federal healthcare laws and regulations, including obligations under our corporate integrity agreement.

Board oversight of risk

The general risk oversight function, including with respect to cybersecurity, is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further identified below. The committees periodically update the board about significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit	Overseeing financial risk, capital risk, financial compliance risk, code of conduct, ethics and legal compliance, and internal controls over financial reporting.
Compensation	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Compliance oversight committee	Overseeing compliance with United States federal health care laws and regulations, and specifically obligations under the corporate integrity agreement we reached in 2020.
Nominating and governance	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines, and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

Since 2013, we have separated the roles of board chair and chief executive officer. Peter Farrell has served as our chair of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013.

The board continues to believe that having Peter Farrell serve as chair of the board is the most appropriate leadership structure for us and in the best interests of our stockholders. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address, and the technology we develop. Dr. Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chair provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Peter Farrell’s role as an employee; from his serving as chair while his son, Michael Farrell, serves as chief executive officer; or from his tenure in that role.

First, the board believes that Peter Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chair, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Peter Farrell and Michael Farrell. The other six of our eight current directors are independent, which provides a counterbalance to a non-independent employee chair. Those six independent directors meet in executive session, alone, at each board meeting. The role of our lead director provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are: to preside over board meetings in the absence of the chair; call, establish the agenda for, and preside over meetings of the independent directors; act as a liaison between the independent directors and chair; guide the chair on board meeting agendas as well as the adequacy of information to be presented; communicate with stockholders as appropriate; and other duties that may be delegated by the board, independent directors, chair, or the nominating and governance committee. Finally, the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interests at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board will continue to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has four standing committees to assist in the management of our affairs: audit, compensation, compliance oversight, and nominating and governance. A copy of the charters for each of these standing committees can be found on our website at http://investors.resmed.com.

Below is a summary of our current committee structure and membership information.

Independent director	Audit	Compensation	Compliance oversight	Nominating and governance
Carol Burt	chair	-	chair	member
Jan De Witte	member	-	member	-
Karen Drexler	-	member	-	-
Harjit Gill	-	member	-	-
Rich Sulpizio	-	chair	-	member
Ron Taylor	member	-	member	chair

Audit committee

Currently, our audit committee consists of Carol Burt (chair), Jan De Witte, and Ron Taylor. Jack Wareham served on this committee until his resignation from our board, effective as of our November 2019 annual meeting. Each of the audit committee members serving during fiscal year 2020 has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee (during fiscal year 2020 and currently) as financial experts under the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of, our financial reporting;
•	our systems of internal control over financial reporting and disclosure controls and procedures;
•	compliance with our code of conduct and ethics; and
•	qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

Compensation committee

Currently, the compensation committee consists of Rich Sulpizio (chair), Karen Drexler, and Harjit Gill. Our board has determined that each of the compensation committee members meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;
•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and
•	advise the board on the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief people officer, our chief administrative officer and global general counsel, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and our president and chief operating officer, for recommendations and information, particularly with regard to their direct reports’ compensation. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2020, the committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook is engaged directly by the committee to render advisory services and to serve as the committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2020, these compensation matters included:

•	our executive compensation program, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants;
•	aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;
•	board compensation, including board fees and equity grants;
•	industry trends, best practices, and regulatory changes; and
•	companies included in our peer group for competitive comparisons.

During fiscal year 2020, FW Cook did not provide any services other than compensation-related matters for our executives and board.

During fiscal year 2020, Aon plc provided the committee with calculations of total stockholder return to evaluate performance metrics under our performance stock units.

The committee has reviewed the independence of FW Cook and Aon, including considering the factors required by NYSE listing standards. After the review, the committee determined that each of FW Cook and Aon is independent and that no conflict of interest exists that would prevent either from providing independent and objective advice to the committee.

During fiscal year 2020, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief people officer, and our chief administrative officer and global general counsel, authority to approve the annual, promotional, and new hire equity award grants to employees who were not officers and whose compensation is not reviewed by the committee, so long as the aggregate total of those equity grants did not exceed committee-established limits for the annual and off-cycle grants, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2020, under this authority, this subcommittee granted 181,724 restricted stock units. The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with the employees’ performance and responsibilities. In addition, the off-cycle delegation enhances our ability to attract, reward, and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Compliance oversight committee

Our compliance oversight committee was established in November 2019, and its members are Carol Burt (chair), Jan De Witte, and Ron Taylor.

The compliance committee’s primary purposes are to review and oversee our compliance with US federal healthcare laws and regulations, including our obligations under the corporate integrity agreement we entered into in December 2019, and to lead the board’s compliance with its obligations under the agreement.

Nominating and governance committee

Currently, the nominating and governance committee consists of Ron Taylor (chair), Carol Burt, and Rich Sulpizio. Jack Wareham served on this committee until his resignation from our board, effective as of our November 2019 annual meeting.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices, and operation of our board contribute to lasting value creation and effective representation of our stockholders; and
•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings, and expectations of directors. A copy of our corporate governance guidelines may be found on our website at investors.resmed.com.

The nominating and governance committee regularly reviews with the board the appropriate characteristics, skills, and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background, and other qualities. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective.

The nominating and governance committee maintains a database of desired director skills and experience, and a pipeline of qualified candidates. In each of the three fiscal years 2018-20, we replaced one of our longest-serving independent directors with a newly-elected director with a unique set of skills and experience, and the committee believes the independent directors now represent an appropriate balance of tenure. The average tenure of all our other independent directors is less than 3.5 years, and the average tenure of all our independent board members, combined, is only 5 years. In addition, during this time we added two more women to our Board, resulting in 3 of our 8 directors, and half of our independent directors, being women.

The suitability of individual director candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics, and standards of integrity, fairness, and responsibility;
•	practical wisdom and mature business judgment;
•	ability to make independent analytical inquiries, general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•	experience in corporate management, or as a board member of a publicly-held company;
•	academic experience and technical understanding in the area of our operations;
•	professional experience in our industry;
•	characteristics that add diversity to our board; and
•	a commitment to representing the long-term interests of our stockholders.

The nominating and governance committee also reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals.

The matrix currently includes the following factors:

Board Functions	Governance
Compensation
Audit
Strategic planning & oversight
Experience	Senior management – staff
Senior management – operations
Public company board
Business & corporate development
Finance
Banking
Expertise & Skills	Relevant marketing
Relevant sales
Consumer
International (Europe/Asia)
Health policy – government affairs
Regulatory - payer
Mergers & Acquisitions
Expertise & Skills - Technical	Relevant research & development
Relevant clinical research
Sleep & related comorbidities research & development
Relevant manufacturing
Digital health
Machine learning, artificial intelligence & advanced analytics

The board evaluates each individual in the context of the board as a whole, to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. Our bylaws also permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials directors constituting up to 20% of the board or two individuals, whichever is greater, provided that each stockholder and nominee satisfy the other requirements specified in our bylaws.

A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder or nominee must submit certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines, and intent to serve the entire term. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after seventy days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2021 annual meeting.”

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chair of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers, and employees, which can be found at investors.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors, and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and individuals performing similar functions on our website at investors.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Pledging and hedging company stock prohibited

We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock. This policy prohibits buying or selling puts or calls, short sales, collars, forward sale contracts, equity swaps, and any other financial instrument designed to hedge or offset a decrease in the market price of ResMed stock.

DIRECTOR COMPENSATION — 2020

Fiscal year 2020 program – cash

Our non-executive director cash compensation program for fiscal year 2020 includes the following:

Fee
Annual retainer	$65,000
Additional retainer to members of standing committees	None
Additional annual retainer to lead director	$20,000
Additional annual retainer to audit committee chair	$18,000
Additional annual retainer to compensation committee chair	$15,000
Additional annual retainer to compliance oversight committee chair	$15,000
Additional annual retainer to nominating and governance committee chair	$10,000
Per meeting fee	None
Retirement benefits	None

Fiscal year 2020 program – equity

During fiscal year 2020, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units, or (3) 50% options and 50% RSUs. Six directors chose 100% RSUs; and one chose 50% options and 50% RSUs.

The number of options and RSUs we granted was based on a relative fair value calculation prepared by an outside consulting firm. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. In the event of a change of control, if the holder does not continue as a director of the successor entity, then RSUs and options become fully vested. The board believes that these equity grants, and our equity ownership guidelines, promote long-term ownership and align our directors with our stockholders. More information on our director ownership guidelines is in the section below, “Equity ownership guidelines.”

Change for fiscal year 2020

In November 2019, we amended the director compensation program structure to add a retainer for the chair of the newly-formed compliance oversight committee. The remainder of the structure and values of the director compensation program stayed the same as in fiscal years 2014 through 2019.

Compensation philosophy

Process. The compensation committee reviews non-executive director compensation on an annual basis, and considers reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination.

Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay non-executive directors higher cash, award little or no equity, and have overall lower compensation than ResMed’s US peers. While the board considers Australian peer data, the board believes US peers  are most relevant for ResMed director compensation. ResMed’s primary listing is on the NYSE, we are primarily subject to US corporate governance requirements and risks, our principal headquarters is in the US, and four of our six non-employee directors reside in the US (with none in Australia). In addition, this US-perspective is consistent with our executive compensation philosophy (which gives more weight to ResMed’s US peers’ pay practices), and more directly aligns the interests of our board members with those of our stockholders through equity ownership. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and other countries.

Compensation process – peer group companies

The board and compensation committee reviews director compensation each year. In May 2019, as part of this regular review, they considered FW Cook’s report covering cash and equity compensation, compared to a peer group of 17 medical device and medical technology companies in the US. The committee also considered additional market data from a group of 13 Australian-based peers, and a reference group of 7 software-as-a-service, or SaaS, companies. These groups were the same ones used in reviewing ResMed’s executive compensation for fiscal year 2020. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparisons.”

Our 2009 Incentive Award Plan sets a $700,000 annual limit on combined cash and equity compensation for service as a non-employee director. During fiscal year 2020, the cash and equity compensation paid for service to our non-employee directors ranged from $32,500 to $345,000.

Each year, the committee also considers the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US, and  the SaaS reference companies generally provide higher equity than ResMed’s US peers. All but one of our US peers grant equity to their non-executive directors, and as of May 2019 (when the board made its director compensation decisions for fiscal 2020), all those granting used full value shares, while approximately 35% of all peers also granted stock options or stock appreciation rights. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and committee decided to continue the equity structure of ResMed’s non-employee director program.

After considering the FW Cook report and the compensation committee’s recommendation, in May 2019 the board agreed to keep the elements of non-executive director compensation for fiscal year 2020 at the same values as has been in effect since fiscal year 2014.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines

Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $325,000 based on the fiscal year 2020 retainer and guidelines). New directors must meet this guideline within five years after their appointment to the board. If the guideline is not met, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of the record date, each of our non-executive directors met the equity ownership guidelines.

New directors

We pro-rate equity awards and cash retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards that are greater than or in addition to the pro-rated annual grant amount. Consistent with this policy, we prorated the initial retainer for the chair of our newly-created compliance oversight committee from her appointment in November 2019, reflecting the remaining period of service through the end of fiscal year 2020.

Executive directors

Our chief executive officer does not receive additional compensation for his service as director.

No changes for fiscal year 2021

In May 2020, after considering market data prepared by FW Cook, the board decided that the non-executive directors’ compensation program for fiscal year 2021 would remain the same as fiscal year 2020. The board reviewed the program again in August 2020 and maintained that decision.

Non-executive chair’s compensation

Since January 2014, Dr. Farrell has served as our non-executive chair, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2020, as our non-executive chair, he was provided the regular board retainer of $65,000, and the regular board equity grant with a value of $250,000, on the same terms as the other non-executive board members.

During fiscal year 2020, in connection with his service as a non-officer employee, Dr. Farrell was also paid an annual salary of $300,000, which was the same as the annualized salary he began receiving in January 2014, when he transitioned into the role of non-officer employee. Dr. Farrell is not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees. As a result, Dr. Farrell’s cash and grant date equity compensation have not increased during the past six years. During fiscal year 2020, we also provided benefits and perquisites to Dr. Farrell, in his role as non-officer employee, that were broadly consistent with those provided to our executive officers, as described in the “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2020 compensation table below.

In addition to the same change of control benefits provided in all director equity grants, described above in “Fiscal Year 2020 Program – Equity,” we continue to have an executive agreement with Dr. Farrell that provides him with additional benefits, as an employee, in the event of a change of control. The program is described in detail in the “Compensation Discussion and Analysis.” Consistent with our policy for executive officers, all benefits are on a “double-trigger” basis, that is, benefits will only accrue if we terminate Dr. Farrell’s employment, or if he resigns for good reason, but in either case within a specified period of time before or after a change of control. If Dr. Farrell’s employment were to terminate under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to him being greater than the net amount received without the reduction.

For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity, or initiate or further that business or activity. The restriction on post-termination employment will not apply to him if he is residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.

In May 2020, our board (without Michael Farrell’s or Peter Farrell’s participation) agreed that the compensation arrangements for Dr. Farrell, both as non-executive chair, and as a non-officer employee, would remain the same for fiscal year 2021 as in fiscal year 2020. As a result, Dr. Farrell’s compensation has remained at the same level for the past six and one-half years.

Fiscal year 2020 director compensation table

The table below summarizes the compensation received by our non-employee directors and Dr. Farrell for the fiscal year ended June 30, 2020:

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total
Carol Burt	$92,375		$250,052		$342,427
Jan De Witte	$65,000		$250,052		$315,052
Karen Drexler	$65,000	$124,992	$124,954		$314,946
Peter Farrell	$65,000		$250,052	$366,797	$681,849
Harjit Gill	$65,000		$250,052		$315,052
Rich Sulpizio	$80,000		$250,052		$330,052
Ron Taylor	$95,000		$250,052		$345,052
Jack Wareham	$32,500				$32,500

(a)

Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above). For Mr. Wareham, fees were earned in fiscal year 2020 until his retirement from the board at the 2019 annual stockholder meeting.

(b)

The amounts shown are the grant date fair value of options granted in fiscal year 2020, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation. The following assumptions were used:

Assumption	November 21, 2019
Market price of stock	$146.34
Exercise price of option	$146.34
Expected stock volatility	25.0%
Risk-free interest rate	1.58%
Expected life	4.9	years
Dividend yield	1.07%

(c)

The dollar value of the RSUs shown represent the grant date fair value of stock awards granted, computed in accordance with FASB ASC Topic 718, based on the $146.34 closing value on November 21, 2019, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of the end of fiscal year 2020:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	0	1,727
Jan De Witte	0	1,727
Karen Drexler	3,889	863
Peter Farrell	11,442	1,727
Harjit Gill	0	1,727
Rich Sulpizio	0	1,727
Ron Taylor	0	1,727

(e)	Other compensation represents Peter Farrell’s total compensation for fiscal year 2020 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Supplemental life and disability insurance premiums	Personal use of company aircraft(i)	Total
$300,000	$10,846	$23,073	$32,878	$366,797

i.

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft is primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

EXECUTIVE OFFICERS

As of the record date, September 22, 2020, our executive officers were:

Executive officer	Age	Position
Michael Farrell	48	Chief executive officer and director
Rob Douglas	60	President and chief operating officer
Jim Hollingshead	57	President – sleep and respiratory care business
Justin Leong	43	President – Asia and Latin America
David Pendarvis	61	Chief administrative officer, global general counsel and secretary
Brett Sandercock	53	Chief financial officer
Raj Sodhi	47	President – software as a service business (SaaS)

Richie McHale was listed in our 2019 proxy statement as our president - respiratory care and an executive officer. Mr. McHale transitioned to a new role of chief transformation officer, and is no longer an executive officer. He remains a member of our executive management team.

Executive officer biographies

For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

ROB DOUGLAS

President and chief operating officer

Robert “Rob” Douglas was appointed ResMed’s president in March 2013 and chief operating officer in September 2011; together with ResMed chief executive officer, Mick Farrell, he holds full operational responsibility for ResMed and its subsidiaries.

Previously, Mr. Douglas was ResMed’s chief operating officer of Asia Pacific and global supply chain from 2008 through 2011, responsible for the region’s commercial distribution, sales operations, and global manufacturing; Sydney chief operating officer from 2005 through 2008, responsible for the company’s manufacturing and research and development; vice president of operations from 2003 to 2005, responsible for the company’s manufacturing; vice president of ResMed’s respiratory and cardiac business from 2002 to 2003; and vice president of corporate marketing when he joined ResMed in 2001.

Mr. Douglas has served on the board of directors of Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal solutions company, since December 2019, and is a member of the audit committee. He also serves as co-vice chair on the board of directors of the San Diego Regional Economic Development Corporation, as well as vice chair on the board of directors of EvoNexus, a non-profit technology incubator.

Mr. Douglas has a master of business administration from Macquarie University, a bachelor’s in electrical engineering with first-class honors, and a bachelor of science in computer sciences from the University of New South Wales, Sydney.

JIM HOLLINGSHEAD

President – sleep and respiratory care business

James “Jim” Hollingshead was appointed president of ResMed’s sleep and respiratory care business in July 2020. He previously served as president of the company’s sleep business, beginning in July 2017, and president of the company’s Americas region, beginning in March 2013. He joined the company in 2010 as vice president of strategy and business development. In 2011, his role was expanded to include the leadership of ResMed’s ventures and initiatives unit, responsible for growing early-stage businesses.

Before joining ResMed, Dr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries, mainly biotech, high tech and telecommunications. From 2008 to 2010, he was a senior partner in the strategy and life sciences practices at Deloitte Consulting, based in San Francisco.

Before that, Dr. Hollingshead was West Coast managing partner for Monitor Group, a leading global strategy consulting firm, working in various offices around the world and successfully launching and running three different practices, including a London-based pan-European marketing strategy practice.

Dr. Hollingshead currently sits on the boards of Insulet (NASDAQ: PODD), the global leader in digital diabetes health and tubeless insulin pump technology, and SleepScore Labs, a venture-backed startup that uses ResMed’s proprietary sleep sensing technology to help validate and deploy a wide range of solutions that improve sleep. He’s also a member of the executive steering committee of ResMed’s joint venture with Verily, created to enable healthcare providers to more efficiently identify, diagnose, treat, and manage individuals with sleep apnea.

Dr. Hollingshead holds a bachelor of arts in history and international relations with highest distinction from Stanford University, and a master’s and Ph.D. in political science from the University of California at Berkeley, where he was awarded a graduate student fellowship by the National Science Foundation.

JUSTIN LEONG

President – Asia and Latin America

Justin Leong was appointed president of ResMed’s Asian and Latin American markets in July 2020, an extension of his role as president of ResMed’s Asia growth markets, held since September 2018, and the region’s senior vice president since May 2016. He joined ResMed in 2013 as vice president of global strategy, adding the role of general manager of Greater China in 2015.

Before joining ResMed, Justin was a director at London-based investment firm HgCapital from 2006 to 2012, responsible for acquisitions and portfolio management, and serving on the board of directors of several privately-held European healthcare companies. From 1999 to 2004, he was a management consultant with Bain & Co. in Sydney, Boston and New York, where he advised clients on growth strategies, operational improvement projects, mergers and acquisitions.

Justin holds a bachelor of commerce and a bachelor of laws from the University of New South Wales, Sydney, and a master of business administration from the Harvard Business School.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis was appointed chief administrative officer and global general counsel in May 2011. In addition to those roles, he served as interim president for ResMed’s EMEA and Japan regions from March to August 2017. He joined ResMed as global general counsel in September 2002, and has been corporate secretary since February 2003. From 2005 to 2011, he served as senior vice president of organizational development.

Before joining ResMed, Mr. Pendarvis was a partner in the law firm Gray Cary Ware & Freidenrich LLP from 2000 to 2002, where he specialised in intellectual property and general business litigation. From 1986 to 2000, he was a partner at Gibson, Dunn & Crutcher LLP. From 1984 to 1986, he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California.

Mr. Pendarvis was elected to the board of directors of WD-40 Company (NASDAQ: WDFC) in December 2017. He has also served on the board of directors of the San Diego Regional Chamber of Commerce since 2013. From 2010 until 2019, he was a director of the Corporate Directors Forum. From 2009 to 2016, he was a director on the board of Sequenom, Inc.

Mr. Pendarvis holds a bachelor of arts from Rice University; a juris doctor, cum laude, from the University of Texas School of Law; and a master of science in executive leadership from the University of San Diego.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock was appointed chief financial officer in January 2006. Previously, he served as ResMed’s vice president of treasury and finance from November 2004 until December 2005, and group accountant and controller from 1998 to 2004.

Before joining ResMed, Mr. Sandercock was manager of financial accounting and group reporting at Norton Abrasives, a division of Saint-Gobain, a French multinational corporation, from 1996 to 1998. He also held finance and accounting roles from 1994 to 1996 at Health Care of Australia, a large private hospital operator. From 1989 to 1994, he worked at Pricewaterhouse Coopers in Sydney, specializing in audits of clients across distribution and manufacturing, financial services, technology, and other industries.

From June 2019 to present, he has served as non-executive chair of the board of directors of Osteopore Limited (ASX:OSX), an Australian and Singapore based medical technology company, commercializing products used for the regeneration of bone across a range of therapeutic areas.

Mr. Sandercock holds a bachelor degree in economics from Macquarie University in Sydney, and is a certified chartered accountant.

RAJ SODHI

President – SaaS business

Rajwant “Raj” Sodhi was appointed president of ResMed’s software-as-a-service (SaaS) business in July 2017. From November 2014 to April 2018, he was president of healthcare informatics, and before that vice president of the global healthcare informatics team from April 2014 to November 2014. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and president.

Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was senior vice president of business development and chief technology officer for Skipjack Financial Services from 2005 to 2009, and co-founder and chief technology officer of TransActive Ecommerce Solutions from 2000 to 2005.

Mr. Sodhi holds a master of business administration and a bachelor of science in mathematics and statistics from Dalhousie University in Halifax, Nova Scotia.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2020 were:

•	Michael Farrell, our chief executive officer;
•	Rob Douglas, our president and chief operating officer;
•	Jim Hollingshead, the president of our sleep and respiratory care business;
•	Brett Sandercock, our chief financial officer; and
•	Raj Sodhi, the president of our software-as-a-service business.

This section also discusses our board compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through share price. We believe this alignment was achieved in fiscal year 2020.

Overview of fiscal year 2020 – executive summary

Fiscal year 2020 required us to operate in unprecedented times, with the global COVID-19 pandemic starting in the second half of our fiscal year. Succeeding in our mission to help patients breathe, help patients receive care outside of a hospital, and enabling adoption of digital technologies in healthcare was never more important. We pivoted our supply chain to more than triple production of our ventilators and increased production of ventilation masks by ten-fold, helping people breathe while their immune system fought against this novel coronavirus and the disease it causes, COVID-19. As we progressed through the pandemic, we delivered world-leading solutions to governments, health authorities, hospitals, physicians, providers, and, most importantly, to patients.

Through the year we continued to execute our long-term strategy, supporting customers around the world with digital health technologies and out-of-hospital management software, enabling better care for those suffering from sleep apnea, COPD, asthma, and for people in out-of-hospital care settings.

Strong financial and operating performance. We continued our trend of successful financial performance with strong growth in key measures of net revenue, operating income, net income, and diluted earnings per share. All of the measures, on both a GAAP and non-GAAP basis, experienced percentage increases in the double-digits. Net revenue increased in double-digits on both a GAAP basis (13%) and after adjusting for currency fluctuation (15%). Operating income increased, by 40% on a GAAP basis, and 24% after adjustments, or on a non-GAAP basis. Net income and diluted earnings per share had strong increases year-over-year on a GAAP basis (by 54% and 53%, respectively), and on a non-GAAP basis, grew by 32% and 31%, respectively. These metrics are illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe these non-GAAP measures provide better insight in evaluating our performance. We employ and report these non-GAAP measures in our quarterly financial reports.

As the COVID-19 pandemic spread from its early origins in China in January 2020 to Europe, the US and other regions in March 2020 and later, we experienced strong respiratory care sales in multiple markets experiencing the outbreak, while experiencing some headwinds to our sleep product sales in the fourth quarter due to reduction in the diagnosis of new patients. COVID-19 sales added approximately $35 million in incremental revenue during Q3 and in Q4 (after offsetting declines in sleep equipment sales due to COVID-19) we added a net addition of approximately $20 million.

Financial measure	Percentage change	Fiscal year 2020 performance	Fiscal year 2019 performance
Net revenue	13%	$3.0 billion	$2.6 billion
	(15% on a constant currency basis)
Operating income	40%	$809.7 million	$579.3 million
	(24% non-GAAP)	($890.9 million non-GAAP)	($716.3 million non-GAAP)
Net income	54%	$621.7 million	$404.6 million
	(32% non-GAAP)	($692.8 million non-GAAP)	($526.4 million non-GAAP)
Diluted earnings per share	53%	$4.27	$2.80
	(31% non-GAAP)	($4.76 non-GAAP)	($3.64 non-GAAP)

For a reconciliation between GAAP and non-GAAP measures, see the section “Reconciliation of non-GAAP financial measures” of this proxy statement.

In fiscal year 2020, we continued to make good progress with the three following foundations that allow us to drive our ResMed 2025 strategy and navigate through the challenging clinical and economic environment to deliver for all our stakeholders:

(1)

Digital health technology leadership in our markets. Our digital health ecosystem is a competitive advantage that offers innovative solutions and integrated care to drive superior outcomes, experiences, and efficiency. As of 2020 fiscal year-end:

•	over 12 million of our 100% cloud-connectable devices have been sold into the global market (up from over 10 million at 2019 year-end);
•	our AirView patient management system had nearly 14 million patients (up from over 11 million at 2019 year-end);
•	more than 2.5 million patients had signed up for myAir (up from over 2 million at 2019 year-end); and
•	our software-as–a-service business systems had approximately 95 million patient accounts as part of our out-of-hospital software service offerings (up from 90 million at 2019 year-end).

Our connected health strategy is advancing across multiple markets and we continued to add new businesses and technologies, including the acquisition in January 2020 of SnapWorx, whose platform automates the billing and dispensing process for home medical equipment providers that refill supplies for sleep apnea patients.

(2)

Industry-leading innovation and operating excellence. We launched several new mask systems during fiscal year 2020, which helped us grow our “mask and other” segment by 13% (14% in constant currency), compared to fiscal year 2019. Each quarter of fiscal year 2020 showed double-digit operating profit improvement which was driven by increases in net revenue and operating leverage, and cost management, all of which allowed us to grow our costs at a slower rate than our revenue.

(3)

Leadership to meet the challenges presented by COVID-19. We develop, attract, and recognize agile leaders who lead through transformative change. These traits enabled us to respond quickly to provide solutions to help patients and healthcare providers grappling with the impacts of COVID-19. Our teams were able to triple production of our ventilators and increase ten-fold production of ventilation masks, helping people breathe and improving lung capacity while their immune system fought against this novel coronavirus. We also increased digital health technology and remote patient care services for our customers. At the same time, we implemented procedures to keep our team safe, and remained focused on the ongoing delivery of world-leading products that treat sleep apnea, COPD, and asthma, and market-leading software that is used to care for approximately 95 million people in skilled nursing facilities, nursing homes, hospice, and the home.

Strong absolute and relative total stockholder returns. Our total stockholder returns (TSR) on the NYSE and ASX were strong during fiscal year 2020. Our closing stock price on June 30, 2020 was $192.00.

On an annualized basis, our TSR on the NYSE were 59%, 37%, and 30% over the past one-, three- and five-year periods ended June 30, 2020, respectively. In comparison, the S&P 500 index experienced annualized TSR of 5%, 9%, and 8%

over the one-, three-, and five-year periods ended June 30, 2020. Our NYSE TSR was higher than any of the US peers’ median over the one- and three- year periods, and at the 90th percentile over the five-year period.

The table below summarizes these results of our NYSE performance.

Period	ResMed's annualized total stockholder return (NYSE)	S&P 500 annualized total stockholder return	US peer group median annualized total stockholder return
One year ended June 30, 2020	59%	5%	4%
Three years ended June 30, 2020	37%	9%	21%
Five years ended June 30, 2020	30%	8%	19%

Because our primary listing is on the NYSE, our TSR based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year TSR on the ASX were also strong at 62%, 42%, and 33% over the one-, three-, and five-year periods on an annualized basis. These were significantly above the ASX 100 index, which had annualized total stockholder returns of -11%, 1%, and 1%, over the one-, three-, and five-year periods. Our annualized TSR was also above the 75th percentile of our Australian compensation peers for each of the one-, three- and five-year periods. The table below shows these comparisons.

Period	ResMed's annualized total stockholder return (ASX)	ASX 100 annualized total stockholder return	ASX peer group median annualized total stockholder return
One year ended June 30, 2020	62%	-11%	7%
Three years ended June 30, 2020	42%	1%	4%
Five years ended June 30, 2020	33%	1%	11%

Strong capital management and return to our stockholders. During fiscal year 2020, we increased the dividend paid to our stockholders. In August 2019, we increased our quarterly dividend by 5%, from $0.37 to $0.39 per share. During fiscal year 2020, we paid approximately $225 million in dividends, representing a dividend payout ratio of 36% of net income, or 32% of adjusted (non-GAAP) net income. During fiscal year 2020, we did not repurchase any stock. We temporarily suspended our stock repurchase program in 2019, due to acquisitions, and have not resumed it.

Compensation at risk and tied to our performance. During fiscal year 2020, approximately 90% of our chief executive officers’ target total direct compensation and 78%-86% of our other named executive officers’ target total direct compensation was at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2020 maintained the at-risk weighting for our named executive officers compared to 2019, with most of the increases in compensation in the form of at-risk equity compensation.

•

Annual cash incentive awards were earned in a range from approximately 97% to 121% of target opportunity, based on performance in our key financial measures. During fiscal year 2020, the primary performance measures for our chief executive officer, our president and chief operating officer, and our chief financial officer were two measures, weighted equally: adjusted net sales, which was achieved at approximately 103.22% of target; and adjusted operating profit, which was achieved at approximately 109.60% of target. Based on these two metrics above target performance, these three corporate executives earned approximately 121.37% of their target short-term cash incentive opportunity for fiscal 2020.

These same two components, weighted equally, comprised 40% of the incentive opportunity for the presidents of our sleep and respiratory care business and software-as-a-service business. The remaining 60% of the opportunity for these two executives was based on the same specific performance measures at the business unit level weighted equally (30% each). We believe these measures reflect operating activities that are within the officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance. These two officers earned between approximately 97% and 108% of target short-term cash opportunity.

For each short-term incentive measure, achievement at less than 85% of target results in no payout, achievement at 85% of target results in 50% earned, achievement at target results in 100% earned, achievement of 115% of target results in 150% earned and achievement at 130% or greater of target results in the maximum earned of 200%. We achieved between 91% to 109% of targeted performance for our 2020 corporate and unit level goals, resulting in total earnouts ranging from 70% to 132% of target cash incentive opportunity for the individual metrics, and total payouts after weighting ranging from 97% to 121% of target cash incentive opportunity for our named executive officers, as illustrated in the tables below. All annual cash incentives were paid in accordance with pre-established objective criteria, as set forth in the tables below.

Goal	Target performance	Actual performance	% of goal achieved	% of payout earned (before weighting)
Corporate adjusted net sales	$2,885,134	$2,977,976	103.22%	110.73%
Corporate adjusted net operating profit	$857,139	$939,448	109.60%	132.01%
Corporate Weighted Earnout - 121.37%
Sleep adjusted net sales	$1,942,878	$1,929,363	99.30%	97.68%
Sleep adjusted net operating profit	$661,535	$663,309	100.27%	100.89%
Sleep Weighted Earnout - 59.57%
SaaS adjusted net sales	$359,346	$352,334	98.05%	93.50%
SaaS adjusted net operating profit	$86,089	$78,414	91.08%	70.28%
SaaS Weighted Earnout - 49.13%

Executive	Farrell	Douglas	Sandercock	Hollingshead	Sodhi
Corporate adjusted net sales	50% weight/ 55.37% payout	50% weight/ 55.37% payout	50% weight/ 55.37% payout	20% weight/ 22.15% payout	20% weight/ 22.15% payout
Adjusted net operating profit	50% weight/ 66% payout	50% weight/ 66% payout	50% weight/ 66% payout	20% weight/ 26.4% payout	20% weight/ 26.4% payout
Sleep adjusted net sales				30% weight/ 29.3% payout
Sleep adjusted net operating profit				30% weight/ 30.27% payout
SaaS adjusted net sales					30% weight/ 28.05% payout
SaaS adjusted net operating profit					30% weight/ 21.08% payout
Total payout as % of target opportunity	121.37%	121.37%	121.37%	108.12%	97.68%

•

We set challenging goals for our executives for fiscal year 2020.  Each of our target goals for 2020 required growth over the prior year performance under these measures. Our fiscal year 2020 adjusted net sales goal was aligned to our internal budget, which required 10.6% constant currency growth over fiscal year 2019. When this fiscal year 2020 adjusted net sales goal was set, our peers’ median trailing twelve-month revenue growth rate was 8% through June 30, 2019. Our actual fiscal year 2020 net sales growth (adjusted for short-term incentive plan calculations) was 16% from $2.558 million in fiscal 2019 to $2.978 million in fiscal year 2020, which was at the 75th percentile of our peer group’s actual performance for the most recent four quarters.

Similarly, our fiscal year 2020 goal for adjusted operating profit was aligned to our internal budget, and set at a level that required us to grow our fiscal year 2019 adjusted operating profit by 12%. Our actual adjusted operating profit (adjusted for short-term incentive plan calculations) increased by 25%, from $766 million in fiscal year 2019, to $959 million in fiscal year 2020. Our operating profit growth was greater than our revenue growth primarily because of an expansion of gross margin due to favorable product mix, and because we grew our expenses at a slower rate than our revenue. This growth in operating profit was above the 75th percentile of our peer group’s actual operating income growth for the most recent four quarters.

Our equity program is tied to stock price performance and provides a direct link with the long-term interests of our stockholders.

•

Our equity program design is balanced, with 50% of grant value in long-term performance units, providing a direct link with the long-term interests of our stockholders. Fifty percent of our named executives’ annual equity award values are in the form of performance-based stock units, or PSUs, that are earned over a four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our total stockholder return, or TSR, over the applicable performance period. The performance period is accelerated to three years if specified accelerated goals are met.

In addition to the PSUs, the other 50% of the grant date value of our annual equity awards are granted in the form of either stock options or restricted stock unit awards. Before the grant date, the officer can choose to receive the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each.

Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards, consistent with prior years, are also subject to the performance condition that in the fiscal year in which the grant is made, we achieve 50% of our budgeted adjusted operating profit in our third and fourth quarters, either individually or combined. We exceeded the minimum targeted adjusted profit for the second half of fiscal year 2020, and thus, all RSUs that were granted during the fiscal year were earned, although the grants continue to be subject to a three-year service-based vesting requirement from the grant date. We consider our RSU awards and stock option awards also to be performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.

Our equity program is illustrated below:

•

PSUs earned based on absolute TSR, with meaningful TSR targets. In fiscal year 2020, the committee continued the PSU design begun in fiscal 2016: PSUs are earned for absolute TSR with a target earnout set at 10% compounded annual returns, which equates to 46% cumulative returns over four years, and 33% cumulative returns over three years. The performance period is measured from the date of grant, which is the date of our annual stockholder meeting during that year.

Our long-term PSUs are based on cumulative absolute TSR performance over a four-year performance period, with threshold, target, and maximum performance based on achieving four-year cumulative TSR of 22%, 46%, and 75%, respectively (based on 5%, 10% and 15% annualized returns, respectively). Payouts may range from 50% to 225% of target shares granted, with no shares earned for below-threshold performance.

In addition, our outstanding PSUs provide for an earlier earnout opportunity, to recognize that a multi-year TSR incentive is effectively subject to point-to-point comparison. If we achieve cumulative three-year absolute TSR performance of 16% (representing threshold performance for the three-year period) or greater at the end of the third year of the performance period, payout of the award accelerates to the end of the three-year period, with an earn out schedule for the three-year period that employs the same annualized TSR requirements of 5%, 10%, and 15% for threshold, target, and maximum performance as required under the four-year performance period, equating to 16%, 33%, and 52% cumulative returns, respectively, over the three-year period. If there is an award earned for three-year TSR performance, then there is no opportunity after the end of the three-year period to earn additional awards for four-year TSR performance.

TSR requirements	Annual base TSR	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%

The design also recognizes that stockholders may buy and sell on a different schedule than only the three- and four-year anniversaries of a grant. So an additional feature of our outstanding PSUs is that 25% of the target PSUs may be earned and banked if, during the first three years, at the end of any fiscal quarter, cumulative TSR since grant is equal to or greater than 33% (that is, the required minimum performance for payout at target after three years). Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.

The committee believes this PSU design closely aligns with actual stockholder experience, mitigates for point-to-point stock price volatility, provides a strong retention mechanism, and rewards long-term value creation for our stockholders.

•

Our exceptional TSR over the three-year period ending in fiscal year 2020 resulted in performance share earn-outs at the maximum. Annual PSU grants that vested in fiscal year 2020 were made in November 2016, and were earned based on an accelerated three-year performance period ending November 15, 2019. Over this performance period, we delivered a total absolute stockholder cumulative returns of 150%, which was almost triple the maximum three-year goal of 52%, and represented compound annual returns of approximately 36%. This return triggered shares to be delivered at the maximum ceiling of 225% of the target number, resulting in a pay-for-performance outcome, while limited by the plan’s design of a maximum ceiling.

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Balancing Australian and US compensation practices. The committee adopted this long-term equity design to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices between our US-based compensation peers and our Australian peers.

According to FW Cook’s August 2019 report, which the committee reviewed before the fiscal year 2020 compensation decisions were made, our US peers, as a group, granted, on average, 40% of their long-term incentive value in the form of performance awards, 27% in time-vested restricted stock or RSUs, and 32% in time-vested stock options. Our 50% mix of performance awards exceeds this peer average. In contrast, our Australian peers granted, as a group, approximately 78% of their long-term incentive value in the form of performance-based equity, with 4% in performance-based cash, 13% in time-vested options, and 5% in time-vested RSUs. At the same time, our Australian peers typically provide considerably higher guaranteed base salaries, and lower long-term incentive opportunities than the US peers. For example, the same report showed that, compared to ASX peers, our chief executive officer’s base salary was the lowest, and his target total cash was at the 25th percentile. Similarly, median chief executive target compensation among our ASX peers was only 64% at risk, compared to 90% for our chief executive. The US compensation model has an at-risk longer-term orientation and aligns executives more with returns that accrue to our stockholders.

Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and many of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets. Finally, as shown in the tables above, our one- three- and five-year total stockholder returns on the ASX have substantially exceeded the ASX 100 index and the returns of our ASX peers, which reinforces the committee’s view that the pay and performance alignment in its current mix of equity awards is appropriate.

Market-competitive compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the continued foundations of our ResMed 2025 strategy is to attract and retain high-performing, diverse, and entrepreneurial people, which we believe requires providing total direct compensation for executives that is at least near the median. The committee reviews benchmark data, but does not target a specific benchmark level.

At the beginning of fiscal year 2020, FW Cook’s report to the committee showed that fiscal year 2019 actual total direct compensation (measured by base salary, short-term incentive at actual payout, and long-term incentive at grant date value) for our chief executive officer was positioned at the 56th percentile for US peers and 89th percentile for the secondary Australian peers. These findings were generally aligned with our relative market cap size compared to the peers and our performance. This data further illustrated that our chief executive officer had total actual cash compensation at the 63rd percentile and equity grant value at the 61st percentile of the U.S peer group, consistent with the philosophy to provide a greater portion of compensation in the form of at-risk and equity compensation. For fiscal year 2020, the committee increased the chief executive officer’s base salary by 7.1% and his long-term equity award value by 10%, resulting in his total direct target compensation increasing by 9.3% to recognize his consistent strong performance, leadership, and value creation.

History of positive say-on-pay vote. At our 2019 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 88.51% of the shares voted on this proposal voted in favor of our executive compensation.

The 88.51% support was a slight decline, but largely consistent with the 92% approval in November 2018. The compensation committee believes this vote continues to signal support for our programs, which are set based on a US compensation philosophy.

We believe that our dual US and Australia stockholder base affects the rate of say-on-pay support in a manner that does not apply to many of our US competitors, where the stockholders are more US-based and expect a pay program driven by US labor market norms. Our 2019 NYSE stockholder support was 90.87%, but ASX stockholder support was 77.56%. The committee believes these variations in approval rates primarily reflect the fact that ResMed’s compensation practices are more aligned with US compensation practices than those at ASX companies, combined with an expectation by some Australian stockholders that the US-based executive team should have compensation that reflects the local Australian labor market, rather than the market where most of the executives are domiciled and where ResMed competes for talent.

As discussed above in the sub-section titled “Balancing Australian and US compensation practices,” the US-based pay philosophy results in executive compensation that is different than the Australian model, with considerably lower base salary, higher short-term cash incentives, and higher target equity value in the US. US norms also have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies. We balance these competing philosophies by adopting emerging US best practices to grant 50% of equity in performance stock units, which is greater than our US peers, who average 40%.

We believe our compensation arrangements are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We also believe the company’s one- three-, and five-year TSR support the view that the current compensation structure is incentivizing the right behavior, aligns pay with performance, and results in long-term value creation for our stockholders.

Stockholder outreach. In light of the approvals on our say-on-pay votes, we broadly maintained consistency in our executive compensation program from fiscal year 2019 to fiscal year 2020. We believe stockholder feedback is important and we have continued informal dialogue with our stockholders. We had previously modified our 2019 short-term incentive plan in part based on stockholder feedback: beginning in fiscal year 2019, our operating income target has been measured by absolute dollars of income, rather than measured as a percentage of revenue. As part of our earlier outreach, our stockholders had expressed concern that measuring profit as a percentage of revenue could be misaligned with the fundamental goal of growing profits. The committee considered these concerns and revised the fiscal year 2019 short-term incentive plan to measure operating profit in absolute profit dollars, rather than margin, to more directly align this metric with stockholder results and to provide greater transparency. We continued that target measurement for fiscal year 2020.

Continued implementation of emerging best practices. Our compensation committee, assisted by its independent compensation consultants, continuously monitors emerging best executive compensation practices, particularly at our peer companies. As part of this review, and also based on communications with our stockholders, during fiscal year 2020, we have continued to use compensation practices that we believe are consistent with best practices, and do not have practices generally viewed as problematic:

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Clawback policy. We have a compensation recovery policy, which provides that we may recover annual or long-term incentive compensation from our executive officers if ResMed is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States securities laws. The policy allows recoupment from an officer regardless of the particular officer’s role in the transactions or reporting that caused the noncompliance. The policy applies to any amounts of incentive compensation that would not have been awarded, vested, or paid to the officer had the financial results been properly reported.

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Increased equity award ownership guidelines. The stock ownership guideline for our chief executive officer was increased in fiscal year 2018 to 500% of salary. As of 2020 fiscal year-end and as of the record date, our chief executive officer exceeded this guideline. Ownership guidelines for the other named executives are at 150% of salary. We give our executive officers five years to meet these guidelines. If they do not meet them at that time, then they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs until the guidelines are met. As of the record date, each of our executive officers exceeded this guideline.

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Double-trigger equity acceleration.  In the event of a change of control, the change of control agreements with our executive officers will only accelerate vesting of time-vested equity if their employment is terminated under specified circumstances within six months before or one year after a change of control. All time-vested equity grants to our executive officers that are currently outstanding include a similar double-trigger acceleration for a change of control. Our performance PSUs are earned based on actual performance through the change of control date.

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No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

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Limited severance. All of our named executive officers are employed at-will, and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.

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Limited retirement plans.  We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plans, respectively, on the same statutory basis as all other employees. We provide pro rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service, on the same basis available to all employees.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock. See “Pledging and hedging company stock prohibited,” above.
•	Unvested equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.

Philosophy and objectives of our executive compensation program

We want to attract, motivate, and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate, and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded.

In designing and implementing our executive compensation program, the committee is guided by the following principles:

Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that our corporate officers earn based on achieving our corporate goals relating to adjusted net sales and adjusted operating profit, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and bottom-line profit. Our executives in charge of a principal unit have 60% of their incentive opportunity tied to achieving set goals for the same metrics at the business unit level and the remaining 40% tied to the corporate goals.  All payouts are determined in accordance with these objective performance metrics. For fiscal year 2020, named executive officer payouts ranged from 98% to 121% of target cash incentive opportunity, with no discretion applied to the amount paid, reflecting our strong performance and our rigorous goals.

Equity is a key component of our at-risk compensation. We believe our equity-based incentive award program enhances long-term stockholder value creation and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined after a four-year performance period, with the ability to accelerate after three years, based on our total stockholder return (also, up to 25% of target PSUs may be earned during the first three years under certain conditions that require excellent TSR performance). We grant the other 50% of the value of our executive officers’ equity grants in the form of RSUs and/or stock options, which may be chosen individually by executives.

The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted operating profit, in addition to our three-year vesting requirement. This condition was intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. In December 2017, however, US tax laws eliminated the US tax advantage of this performance-based condition. While the potential tax advantage remained available under California law for a period of time after effectiveness of the federal tax law, California conformed to the federal tax law for taxable years beginning on or after January 1, 2019, subject to certain grandfathered arrangements. However, this condition also provides a tie to our performance and has been maintained as an element of our program, despite the change in tax treatment.

We believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-year vesting periods of the grants. The vesting periods and the long-term performance periods under our PSUs also encourage retention of top executive talent.

Our CEO’s compensation is based 90% on incentives, with only 10% in guaranteed salary (as shown in the Summary Compensation Table below), while the other named executive officers have an average of 83% of their pay in incentives and 16% salary. We maintain this at-risk philosophy, which is common in the US, despite market data showing that base salary is more emphasized in Asia, Australia and Europe, where some of our executives reside.

CEO FY20 compensation summary	Other NEOs FY20 compensation summary

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. The committee reviews benchmark data for the individual and for the group as a whole, but does not target a specific benchmark level.

During fiscal year 2020, the committee used a broad guideline of total target cash compensation to our CEO at approximately the 60th to 70th percentile of our US peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. The committee’s target cash compensation guidelines are broad, to better recognize individual situations, and to reflect the fact that we set challenging targets for our short-term incentive programs.

Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.

Compensation process

Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the value of the individual to ResMed, and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may compare to market differently when compared to US market peers than when compared to peers in their home country. There are also regional variations in market practices for short-term and long-term incentives. The committee attempts to balance the goal of paying consistently with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.

The committee also reviews our peer group, our executive benefits and perquisites, our equity pay practices, our director compensation, and the risks related to our compensation programs, on an annual basis.  The committee regularly considers supplemental compensation policies and practices such as change of control, severance, and retirement.

Timing of decisions. In fiscal year 2020, we continued our long-standing practice of re-setting our executive officers’ cash compensation in August to be effective on December 1, to align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. This timing is consistent with our practice for all employees. This timing allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions.

The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter of the fiscal year. The design of the short-term incentive program, and specific short-term incentive performance targets for executive officers are generally aligned with our internal budget process, and determined before or during the first quarter of the fiscal year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur after the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. The impact on compensation of a change of role is generally decided contemporaneous with the role change.

Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

During fiscal year 2020, the committee reviewed market practices and benchmark data from FW Cook, ResMed’s and our executives’ relative performance, and the recommendations of its consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition to FW Cook, management retained Aon plc to provide performance results of our PSUs. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our management team, particularly our chief people officer and her team, provide input and recommendations to the committee regarding executive compensation. Management provides historical and prospective breakdowns of compensation components and financial performance data. Management also makes recommendations for the committee’s review and decision. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by FW Cook, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.

The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In April 2019, before making fiscal year 2020 decisions, the committee reviewed our US peer group and made no changes to the peer group compared to fiscal year 2019. The following 17 companies comprise the US peer group that informed our fiscal 2020 compensation decisions:

Align Technology, Inc.	Intuitive Surgical, Inc.
Bio-Rad Laboratories, Inc.	Mettler-Toledo International Inc.
Charles River Laboratories International, Inc.	NuVasive, Inc.
The Cooper Companies Inc.	PerkinElmer Inc.
Dentsply Sirona Inc.	STERIS plc
Edwards Lifesciences Corp.	Teleflex Incorporated
Haemonetics Corp.	Varian Medical Systems Inc.
Hologic Inc.	Waters Corporation
Illumina, Inc.

In August 2019, when the compensation committee made its executive compensation decisions for fiscal year 2020, it reviewed the size characteristics for our peer group showing that as of June 30, 2019, compared to our US peer group, ResMed was at the 68th percentile for market capitalization, the 45th percentile for trailing revenue, and the 67th percentile in operating income. The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. None of the US peer group had revenue more than two times ResMed’s revenues.

The committee also considers compensation survey data from FW Cook regarding similarly-sized ASX-traded publicly listed companies for our Australia-based chief financial officer, and for other executives based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the Australian data are viewed as supplemental and secondary to the US data, and reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because the ASX peer group is less comparable to ResMed, and because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.

In April 2019, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided no changes were needed. The thirteen Australian peer group companies reviewed for fiscal 2020 compensation decisions were:

Adelaide Brighton Limited	Healthscope Limited
Ansell Limited	Incitec Pivot Limited
Boral Limited	James Hardie Industries PLC
Cochlear Limited	Primary Health Care Limited
Computershare Limited	Ramsay Healthcare
CSL Limited	Sonic Healthcare
Fisher & Paykel Healthcare Limited

ResMed was above the 75th percentile in market capitalization compared to our Australian peer group, and between the median and the 75th percentile in trailing revenue.

In April 2019, the committee decided to review a new reference group of software-as-a-service companies to be used as a secondary source of information for fiscal year 2020 compensation decisions, to recognize the increasing relevance of our SaaS business, and to understand how our compensation decisions are competitive for our evolving SaaS business. The seven SaaS companies that were reviewed, which are not a formal peer group, were:

Akami Technologies, Inc.	Nutanix, Inc.
Arista networks	ServiceNow
Atlassian	Veeva Systems, Inc.
NetApp, Inc.

In February 2020, the committee reviewed the peer groups to be used for fiscal year 2021 compensation, considered companies for inclusion, and made the following changes:

•	US peers
o	Removed: NuVasive, Inc.
o	Added: Agilent Technologies, Inc.; IDEXX Laboratories, Inc.; and DexCom, Inc.

•	Australian peers
o	Removed: Healthscope Limited, Boral, Incitec Pivot Limited, Ansell Limited, Adelaide Brighton Limited, and Healius Limited (formerly Primary Healthcare Limited)
o	Added: Transurban Limited, Amcor plc, Aristocrat Leisure Limited, Brambles Limited, Sydney Airport Limited, REA Group Limited, and Treasury Wine Estates Limited.

•	SaaS reference group:
o	Removed: Nutanix, Inc.
o	Added: DocuSign, Inc.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. To attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity in the US. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Our executive compensation philosophy is to be guided by salaries at least near the median for high performing and experienced officers among our US peer group. Adjustments are made based on the committee’s assessment of position, performance, experience, location, and role.

Annual salary adjustments for fiscal year 2020 were effective December 1, 2019. After reviewing the peer data, the committee increased the base salary for our chief executive officer by 7.1%, to recognize his consistent strong performance, leadership and value creation. The committee kept his target short-term incentive as a percentage of salary unchanged, at 130% of salary, continuing to structure his cash compensation with a greater portion at-risk for annual performance than market.

For fiscal year 2020, the committee increased the salaries of three of our other named executive officers by 3.0% to 5.0% in constant currency, roughly consistent with our company budgeted increase, while increasing Mr. Sodhi’s salary by approximately 15%, reflecting his increased responsibilities as president of our developing SaaS business, his strong performance, and the higher total compensation benchmarks for comparable positions among the SaaS reference companies.

The table below shows the base salaries for our named executive officers. For Mr. Sandercock, who is based in Australia, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	2020 base salary		2019 base salary		Constant currency percentage increase from 2019 to 2020
Michael Farrell Chief executive officer	$1,050,000		$980,000		7.1%
Rob Douglas President and chief operating officer	$867,500		$842,287		3.0%
Jim Hollingshead President - sleep and respiratory care business	$661,000		$635,500		4.0%
Brett Sandercock	$470,375	(a)	$485,870	(a)	5.0%
Chief financial officer	AUD 662,500		AUD 631,000
Raj Sodhi President - SaaS business	$603,500		$525,000		15.0%

(a)

These amounts reflect the exchange rate we used in setting our budget for the respective fiscal year.  The exchange rate used for 2020 was approximately AUD:USD 1 to 0.71, and the exchange rate for 2019 was approximately AUD:USD 1 to 0.77.  The committee approved base salary in local currency.

Annual performance-based short-term incentives. The primary purpose of our annual short-term cash incentive program is to motivate our executives to meet or exceed our company-wide and business unit short-term operating performance objectives. The program is intended to motivate our management team to execute on our business goals, to realize our budgeted performance, to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. Amounts earned are based on a targeted percentage of actual salary paid for the year and not the base salary in effect at the end of the year.

In setting short-term incentive target opportunities for fiscal year 2020, the committee reviewed data for the 50th, 60th, and 75th percentiles of the peer group. For fiscal year 2020, the committee made no change to the target short-term incentive opportunity for our chief executive officer and other named executive officers, which range from 130% to 80%, consistent with its philosophy to have more cash compensation at risk and tied to our performance.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. For fiscal year 2020, the key features of the short-term incentive program continued unchanged from fiscal year 2019. Beginning in fiscal year 2019, our operating income target was measured by absolute dollars of income, rather than measured as a percentage of revenue, in response to stockholders’ concern that measuring profit as a percentage of revenue could be misaligned with the fundamental goal of growing profit. The committee considered these concerns and revised the fiscal 2019 short-term incentive plan to measure operating profit in absolute profit dollars, rather than operating margin percentage, to more directly align this metric with stockholder results and to provide greater transparency.

As a result of these decisions, the committee approved a short-term incentive program for fiscal year 2020 shown in the tables below.

Chief executive officer, president & chief operating officer, and chief financial officer program
Metric weight	Performance measure
50%	Adjusted net sales
50%	Adjusted operating profit

Officers with specific business responsibilities
Metric weight	Performance measure
20%	Corporate adjusted net sales
20%	Corporate adjusted operating profit
30%	Specific business adjusted net sales
30%	Specific business adjusted operating profit

The committee believed these weightings appropriately balance overall enterprise financial performance and specific areas of individual responsibility, while aligning incentives to promote cooperation between businesses. The performance measures and their weighting by named executive officer for fiscal year 2020 were:

Named executive officer	Adjusted net sales	Adjusted operating profit	Specific business adjusted net sales	Specific business adjusted operating profit
Michael Farrell	50%	50%	-	-
Rob Douglas	50%	50%	-	-
Jim Hollingshead	20%	20%	30% (Sleep)	30% (Sleep)
Brett Sandercock	50%	50%	-	-
Raj Sodhi	20%	20%	30% (SaaS)	30% (SaaS)

The payout structure for our short-term incentive program has remained the same for several years although the goals are updated each year to align with the business plan. Amounts earned are based on achieving pre-established targeted milestones for each performance metric, applied to each metric individually, as described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout at 200% of each officer’s target short-term incentive opportunity, with no payout on a performance measure if performance is less than 85% of target goal for that measure.

No payout	50% payout	100% payout	150% payout	200% payout
<85% of goal	85% of goal	100% of goal	115% of goal	>130% of goal

The committee approves the actual short-term incentive amounts for executive officers under these criteria after the end of the fiscal year, and after reviewing our financial data and performance.

To promote the retentive value of our incentive programs, the committee has adopted a policy that if an executive officer separates employment before the date of payment, we will not be obligated to pay any cash or other short-term incentive awards. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The fiscal year 2020 targets and actual performance for each of the metrics are listed below:

Short-term incentive component	Threshold performance- 50% payout ($ in thousands)	Targeted performance- 100% payout ($ in thousands)	Maximum performance- 200% payout ($ in thousands)	Actual performance ($ in thousands)	Percentage of targeted performance achieved	Short-term incentive percentage earned based on percentage achieved
Adjusted net sales	$2,452,364	$2,885,134	$3,750,674	$2,977,976	103.22%	110.73%
Adjusted operating profit	$728,568	$857,139	$1,114,280	$939,448	109.60%	132.01%
Total achieved after weighting						121.37%
(50% each)				Farrell, Douglas and Sandercock
Sleep business adjusted net sales	$1,651,446	$1,942,878	$2,525,741	$1,929,363	99.30%	97.68%
Sleep business adjusted operating profit	$562,305	$661,535	$859,995	$663,309	100.27%	100.89%
Total achieved after weighting						108.12%
(20%-20%-30-30%)					Hollingshead
SaaS business adjusted net sales	$305,444	$359,346	$467,150	$352,334	98.05%	93.50%
SaaS business adjusted operating profit	$73,176	$86,089	$111,916	$78,414	91.08%	70.28%
Total achieved after weighting						97.68%
(20%-20%-30-30%)					Sodhi

We set challenging goals for fiscal year 2020. Each of our target goals for 2020 required growth over the prior year performance under the performance measures. Our fiscal year 2020 adjusted net sales goal was aligned to our internal budget, which required 10.6% constant currency growth over fiscal year 2019. When this fiscal year 2020 adjusted net sales goal was set, our peers’ median trailing twelve-month revenue growth rate was 8% through June 30, 2019. Our actual fiscal year 2020 net sales growth (adjusted for short-term incentive plan calculations) was 16%, from $2.558 million in fiscal 2019 to $2.978 million in fiscal 2020, which was at the 75th percentile of our peer group’s actual performance for the most recent four quarters.

Similarly, our fiscal year 2020 goal for adjusted operating profit was aligned to our internal budget, and set at a level that required us to grow our fiscal year 2019 adjusted operating profit by 12%. Our actual adjusted operating profit (adjusted for short-term incentive plan calculations) increased by 25%, from $766 million in fiscal year 2019, to $959 million in fiscal year 2020. Our operating profit was greater than our revenue growth primarily because of an expansion of gross margin due to favorable product mix, and because we grew our expenses at a slower rate than our revenue. This growth in operating profit was above the 75th percentile of our peer group’s actual operating income growth for the most recent four quarters.

In calculating short-term incentive metrics achievement, the committee made adjustments, consistent with plan parameters, as shown in the table below from our GAAP financial statement revenue and operating profit calculations and from our internal reporting, to eliminate the impact of certain non-operating revenue and expenses:

STI metric and adjustment(s)	Amount (000's)
Net sales (GAAP)	$2,957,012
use budgeted exchange rates	$25,363
exclude sales from unbudgeted acquisitions	-$4,400
Adjusted net sales	$2,977,976

Operating profit (GAAP)	$809,659
exclude stock-based compensation	$57,559
exclude amortization of acquired intangibles	$79,695
exclude profits and losses from unbudgeted acquisitions	-$300
include impairment of ResMed's investment in SleepScore Labs, a joint venture	-$590
use budgeted exchange rates	-$6,576
Adjusted operating profit	$939,448

Net sales - sleep business (non-GAAP from internal reporting)	$1,920,628
use budgeted exchange rates	$8,735
Adjusted net sales - sleep business	$1,929,363

Operating profit - sleep business (non-GAAP from internal reporting)	$722,569
include ResMed's share of losses from SleepScore Labs, a joint venture	-$590
include working capital charges for inventory and accounts receivable	-$51,650
use budgeted exchange rates	-$7,020
Adjusted operating profit - sleep business	$663,309

Net sales - SaaS business (non-GAAP from internal reporting)	$356,734
exclude sales from unbudgeted acquisitions	-$4,400
Adjusted net sales - SaaS business	$352,334

Operating profit - SaaS business (non-GAAP from internal reporting)	$82,140
exclude profits and losses from unbudgeted acquisitions	-$300
exclude litigation and restructuring expenses	$1,700
include working capital charges for inventory and accounts receivable	-$5,126
Adjusted operating profit - SaaS business	$78,414

The following table shows the 2020 incentives at target and as earned. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target		Annual short-term incentive earned		Actual short-term incentive as a percentage of target
Michael Farrell	130%	$1,327,053		$1,610,617		121.37%
Rob Douglas	100%	$856,987		$1,040,108		121.37%
Jim Hollingshead	80%	$520,293		$562,540		108.12%
Brett Sandercock	80%	$348,680	(a)	$423,186	(a)	121.37%
Raj Sodhi	80%	$456,613		$446,023		97.68%

(a)

These amounts are in USD and are converted from the amounts that were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2020 average annual exchange rate of approximately AUD:USD 1 to 0.671.

The committee has approved a short-term incentive program for the named executive officers for fiscal year 2021 that continues the 2020 program design with no structural changes. However, given the uncertain business outlook caused by pandemic-related economic conditions, the committee has deferred setting targets until later in the fiscal year.

Long-term incentive equity award program. The major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Our equity mix is comprised of 50% long-term performance-based PSUs, and the remaining 50% in performance-based RSUs and/or stock options. This mix increases the capability of the committee to effectively manage our use of shares under our stock plan, balances the performance leverage and performance risk provided by various equity vehicles, more closely conforms with practices at our peer companies, and promotes long-term stock appreciation and value creation.

During fiscal year 2020, we continued our practice to grant PSUs for 50% of the annual equity value for executive officers, and to provide named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. The committee also continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition was originally intended for units to qualify as performance-based compensation under US tax laws before November 2017, and historically provided a tax advantage under California law, but it also provides a tie to our performance. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in US and non-US jurisdictions.

We do not pay dividends or dividend equivalents on any of our equity awards.

Fiscal year 2020 equity grant values.  Each year, the committee establishes grant values, but the relative ratios of PSUs, RSUs, or stock options are determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.

In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the present value of the proposed grant, existing unvested equity ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2020, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th, and 75th percentiles, for each officers’ position. The committee also considered internal equity relationships, to promote a team-based approach for our senior management team. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officer’s individual performances during fiscal 2019, as well as their experience in their role, and expected future contributions. Taking all those factors into account, for fiscal year 2020 the committee increased our annual equity program grant values from fiscal 2019 by approximately 10% for our chief executive officer; and by 5% for the presidents of our sleep and respiratory care business, and software-as-a-service businesses. Grant values for our other named executive officers remained the same as fiscal year 2019.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2020, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2020 equity grants in August 2019, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs to be granted based on its estimate of the value of the awards on the November 2019 grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price on the applicable date of the grants, a Black-Scholes formula for the options, the probable outcome of the performance conditions for the RSUs, and a Monte-Carlo simulation for the PSUs, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant value	Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units
Michael Farrell	$7,700,000	50%	25%	25%
Rob Douglas	$4,500,000	50%	50%	0%
Jim Hollingshead	$2,100,000	50%	0%	50%
Brett Sandercock	$2,000,000	50%	0%	50%
Raj Sodhi	$2,100,000	50%	0%	50%

Terms of performance stock units

Program design. Equity grants to named executive officers during fiscal year 2020 were made under our 2009 Incentive Award Plan. Long-term performance stock units or PSUs are granted in November on our annual meeting date as compensation for that same fiscal year. Thus, the PSUs for fiscal year 2020 were granted in November 2019.

PSUs are earned and cliff vest after the fourth anniversary of the grant based on our absolute TSR performance during that four-year period with an opportunity to accelerate payouts after year three, if TSR performance is high enough. If there is acceleration for TSR performance to three years, then the PSU performance period is complete and there is no opportunity to earn shares after the end of the three-year period. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

Earned shares range from 0% to 225% of target PSUs granted, based on the schedule below:

TSR requirements	Annual base TSR	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%

Shares earned between these achievement levels are based on linear interpolation. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 30 trading-day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is 16% or greater after three years, representing 5% annual growth required for threshold performance, then threshold is earned, with interpolation for three-year cumulative TSR between 16%, 33%, and 52%, as shown in the chart above. Finally, if, during the first three years, cumulative TSR after grant is greater than 33% at the end of any fiscal quarter, then 25% of the target award would be deemed earned, banked, and paid out at the end of year three, even if performance at the end of year three is below the three-year threshold. The banking can only occur once, and any final earnout would be net of the banked amount.The rationale for banking this relatively small payout that remains unvested until year three is to retain award holders for at least three years if stockholders had the opportunity to realize a minimum level of 33% TSR in a short time.

Our exceptional TSR over periods ending in fiscal year 2020 resulted in maximum earnouts. PSU grants that were earned and vested in fiscal year 2020 were made as an annual grant in November 2016 to all named executive officers and as a special grant in February 2017 to the president of our sleep and respiratory care business. The grants paid out based on our maximum TSR performance over the three-year performance periods ending November 15, 2019 and February 15, 2020, respectively.

Over the three-year performance period ended in November 2019, we delivered total absolute stockholder returns of 150%, which was almost triple the maximum three-year goal of 52%, and represented compound annual growth of approximately 36%. As a result, the performance period ended, and shares were delivered at the maximum ceiling of 225% of the target number granted.

Over the three-year performance period ended in February 2020, we delivered total absolute stockholder returns of 137%, which was more than double the maximum three-year goal of 52%, and represented compound annual growth of approximately 33%.  As a result, that performance period ended, and shares were delivered at the maximum ceiling of 225% of the target number granted.

These results are a pay-for-performance outcome, while still appropriately limited by the plan’s design of a maximum ceiling. The payout amount was certified by the committee, after reviewing third-party calculations of the total stockholder returns for ResMed. The payout was formulaic and based on the plan’s design, aligning pay delivery with performance, with no discretionary adjustments by the committee.

Because of these results, and the increase in share value during the performance period, our executive officers acquired shares from the November 2016 PSU grants, as shown in the table below.

Named executive officer	Target number of shares at grant (a)	Number of shares acquired on vesting
Michael Farrell	58,985	132,717
Rob Douglas	39,324	88,479
Jim Hollingshead (annual grant)	15,729	35,390
Jim Hollingshead (special grant)	7,685	17,291
Brett Sandercock	17,204	38,709
Raj Sodhi	11,797	26,543

(a)	The grant date fair value was computed under FASB ASC Topic 718.

The PSU grants made in November 2017 and 2018 and still outstanding each have 25% banked amounts that have been earned (but not paid). PSU grants made in November 2019 also remain outstanding, with no amounts yet earned.

No changes to PSU program for fiscal year 2020.  For fiscal year 2020 awards granted in November 2019, the committee did not make any changes to the PSU program.

Terms of stock options and restricted stock units

Stock options. During fiscal year 2020, stock options were issued under our 2009 Incentive Award Plan to some of our named executive officers, because they have a choice of options or RSUs for the 50% of their award that is not contingent on TSR performance. The plan requires that the exercise price of options equal the fair market value on the grant date, as measured by the closing price of our common stock on the NYSE on that date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process become exercisable one-third per year on November 11 of each year after the grant date, subject to the executive’s continued service with us, and have a seven-year term. On a qualifying retirement, options become exercisable pro rata based on the service period. Executives may exercise vested options until the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants, and, for grants made in or after fiscal year 2018, three years after a qualifying retirement).

The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executives’ interests with stockholders’ interests.

Restricted stock units. During fiscal year 2020, RSUs were granted under our 2009 Plan to some of our named executive officers, because they have a choice of options and/or RSUs for the 50% of their award that is not contingent on TSR performance. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability described in the table below, based on our actual adjusted performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.

Once earned, the RSUs vest in one-third annual increments from the date of the grant, based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. On a qualifying retirement, RSUs vest pro rata based on the service period. We do not pay dividends or dividend equivalents on any of our equity awards including RSUs.

In August 2020, the committee determined that the performance condition on the November 2019 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one-third annual vesting increments from the date of grant, based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage earned of RSU award for the metric
Fiscal year 2020 third quarter adjusted earnings	$107,240,700	$251,546,925	50%
Fiscal year 2020 fourth quarter adjusted earnings	$116,868,410	$253,626,670	50%
2020 third and fourth quarter adjusted earnings	$224,109,110	$505,173,595	100%

Equity compensation award policies

The committee’s policy is to generally make its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the date equity grants are made to directors and our typical December 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (that is, the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors.

The committee’s policy on granting incentive awards for promotions, new hire, and other special situations is that the grants must be properly approved before, or on the grant date, and the grant date is to occur on the first business day of the month after the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.

During fiscal year 2020, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief people officer, and our chief administrative officer and global general counsel, authority to approve the annual, promotional, and new hire equity award grants to employees who were not officers, so long as the aggregate total of those equity grants did not exceed committee-established limits, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2020, under this authority, this subcommittee granted a total of 181,724 RSUs.

The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level, given the subcommittee members’ familiarity with these employees’ performances and responsibilities. In addition, the delegation enhances our ability to attract, reward, and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Equity ownership guidelines

We have equity share ownership guidelines for our executive officers to improve long-term alignment of stockholder and management interests. These guidelines require our chief executive officer to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least five times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met.

As of the record date, each of our named executive officers met their ownership guideline.

Change of control, termination, and retirement arrangements

Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.

Terminations in connection with a change of control. All currently unvested RSUs and stock options (including those granted in fiscal year 2020) will only accelerate vesting on a double-trigger basis, that is, if the executive officer’s employment is terminated under specified circumstances within six months before or one year after a change of control.

Terminations not in connection with a change of control. All our grant agreements provide for accelerated vesting of RSUs or stock options on an officer’s death, or permanent disability.

Our grant agreements for named executive officers provide that if they terminate service with us for any other reason, they forfeit stock options or RSUs that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise vested options (or three years following a qualifying retirement). These post-termination exercise provisions are intended to facilitate financial planning after employment terminates, ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information, and provide for orderly retirement planning.

Performance-based stock units. Our form of PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason or for retirement, then the PSUs become earned and vested, on a prorated basis based on the truncated service period, and based on the TSR performance measured over that truncated performance period. If a change of control occurs, the performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team.

The change of control agreements we have with our executive officers provide for double-trigger accelerated vesting for stock options and restricted stock units on a change of control, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is two times, and for other named executive officers is one and one-half times) of salary, short-term incentive, and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.” The committee believes that these agreements are needed to attract and retain senior level candidates in light of the relatively specialized nature of our offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.

Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

Treatment of long-term incentives on retirement. All currently outstanding equity grants provide that if an executive retires on or after age 60, with at least five years of continuous service with ResMed, then on retirement, the unvested portion of all equity grants will vest pro rata, reflecting the portion of service periods completed. On a qualifying retirement the exercise period for vested stock options will be extended to the earlier of: (1) 36 months, or (2) the original term. The committee believes these retirement provisions are fair and equitable, avoid undesirably different results for the amount earned by retiring and ongoing award holders, and are consistent with market practices. This treatment of equity on a qualifying retirement applies on the same basis to all similarly-situated employees.

Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to all employees, although they are available to certain non-officers. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits

During fiscal year 2020, after review by the committee, we continued the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

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We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness solutions innovator.

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We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

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We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to our chief executive officer and our president and chief operating officer for personal use. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and during fiscal year 2020, the committee used a guideline of $120,000 for the maximum value of an individual’s annual personal use.

Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income. We believe that these policies are appropriate to provide increased productivity and security, as well as a comprehensive and competitive compensation package, particularly for our chief executive officer and our president and chief operating officer.

•

We provided benefits in connection with sales incentive award travel programs, including travel, hotel, meals, entertainment, and other expenses of the executive officer and the officer’s spouse or guest. Our policy reflects the committee’s belief that our named executive officers’ attendance at these programs is a part of their general business duties and not a perquisite. The programs are primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in these programs enhances the overall sales incentive programs and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the programs, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to the program.

•

We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and during fiscal year 2020 included reimbursement for tax consulting services. These benefits did not include any extraordinary items such as home purchases, reimbursement for losses on the sale of real estate, or tax gross-ups. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses.

The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion. During fiscal year 2020, we did not make any discretionary contributions.

The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation to its “covered employees” exceeds $1 million in any one year. Before the Tax Cuts and Jobs Act of 2017, covered employees included the chief executive officer and the next three most highly compensated executive officers serving at the end of the fiscal year (other than the chief financial officer), and performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfied various requirements under section 162(m) of the Code. As part of the Tax Cuts and Jobs Act of 2017, effective for tax years beginning after December 31, 2017 (ResMed’s fiscal year 2019), the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the definition of covered employees was expanded to generally include all named executive officers. While the potential tax advantage remained available under California law for a period of time after effectiveness of the federal tax law, California conformed to the federal tax law for taxable years beginning on or after January 1, 2019, subject to certain grandfathered arrangements. Although we maintain compensation plans that were intended to permit the award of deductible compensation as qualified performance-based compensation under section 162(m) before the Tax Cuts and Jobs Act of 2017, subject to the Act’s transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.

Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s average taxable compensation paid by ResMed over the five years before the change of control (the “base amount”).  If this “three times base amount” threshold is exceeded, then tax penalties apply to the total payments in excess of one times the base amount. Excess parachute payments are subject to a 20% excise tax that must be withheld from the payment, and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of equity grants and certain severance payments) could be excess parachute payments. Our change of control agreements do not obligate us to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

Executive compensation tables

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2020, 2019, and 2018, if they were a named executive officer during that year. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)		Stock awards(c)	Option awards(d)	Non-equity incentive plan compensation(e)	All other compensation(f)	Total
Michael Farrell	2020	$1,020,810		$5,775,000	$1,925,000	$1,610,617	$98,323	$10,429,750
Chief executive officer	2019	$967,490		$5,250,000	$1,750,000	$1,469,381	$198,229	$9,635,100
	2018	$934,154		$5,100,000	$1,700,000	$1,247,188	$100,862	$9,082,204
Rob Douglas	2020	$856,987		$2,250,000	$2,250,000	$1,040,108	$93,226	$6,490,321
President and chief	2019	$833,720		$2,250,000	$2,250,000	$974,013	$118,901	$6,426,634
operating officer	2018	$813,385		$3,375,000	$1,125,000	$835,346	$98,824	$6,247,555
Jim Hollingshead	2020	$650,367		$2,100,000		$562,540	$57,088	$3,369,995
President – sleep and	2019	$629,037		$2,000,000		$607,676	$34,510	$3,271,223
respiratory care business	2018	$620,000		$2,000,000		$478,707	$73,805	$3,172,512
Brett Sandercock	2020	$435,850	(b)	$2,000,000		$423,186	$48,611	$2,907,647
Chief financial officer	2019	$445,943		$1,500,000	$500,000	$416,786	$49,243	$2,911,972
	2018	$454,853		$2,000,000		$355,317	$51,220	$2,861,390
Raj Sodhi	2020	$570,766		$2,100,000		$446,023	$24,746	$3,141,535
President – SaaS	2019	$485,026		$2,000,000		$373,351	$68,621	$2,926,998
business

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.

(b)

We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2020 was approximately AUD:USD of 1 to 0.671. Earlier years are reported using the rates disclosed in prior years’ proxy statements.

(c)

Stock awards include RSUs and PSUs issued under our 2009 Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 718, and so the table above does not present maximum grant date fair values that differ from the grant date fair values.  The RSU maximum grant date value is equal to the target value, because the target value is the maximum amount that can be earned under maximum performance under the RSU performance conditions.

(d)

Option awards represent stock options issued under our 2009 Plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.

(e)	Represents actual payouts under our performance-based cash short-term incentive programs.

(f)	The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Relocation expense(iii)	Company contribution to 401k(k) and non-US retirement(iv)	Insurance premiums(v)
Michael Farrell	$0	$23,724	$27,329	$9,229	$0	$10,269	$27,772
Rob Douglas	$2,662	$0	$26,509	$8,945	$14,869	$11,200	$29,041
Jim Hollingshead	$2,850	$0	$13,460	$805	$0	$11,191	$28,782
Brett Sandercock	$0	$0	$0	$0	$0	$41,406	$7,205
Raj Sodhi	$0	$0	$0	$0	$0	$0	$24,746

(i)

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since our aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)

We provided certain named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross ups to all employees who participate in this program. Attendance is part of our officers' management duty and enhances the effectiveness of the sales incentive program.

(iii)

These relocation compensation amounts represent tax advisory consulting fees we paid in connection with Mr. Douglas' mobility assignment to the US from Australia. He localized employment in the US in 2017, but the committee approved ongoing tax advisory services as part of the assignment.

(iv)

We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2020, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation.  We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9.5%, based on total base salary, on the same terms that apply to all other eligible employees.

(v)

We pay the cost of an executive long-term disability policy that provides additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown represent premiums paid for both generally-available and additional insurance.

Grants of plan-based awards

The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2020. In the following table, PSU refers to our long-term performance-based stock units, RSU refers to restricted stock units, and STI refers to performance-based short-term cash incentives.

			Estimated future payouts under non-equity incentive plan awards(a)			Estimated future payouts under equity incentive plan awards (b)(c)(d)
Named executive officer	Grant date	Grant type	Threshold	Target	Max	Threshold	Target	Max	All other option awards: number of securities underlying options(b)(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option awards(f)(g)
Michael Farrell	11/21/2019	PSU				14,029	28,057	63,128			$3,849,982
	11/21/2019	RSU				6,718	13,435	13,435			$1,924,967
	11/21/2019	Options							59,894	$146.34	$1,924,993
	8/14/2019	STI	$663,527	$1,327,053	$2,654,106
Rob Douglas	11/21/2019	PSU				8,199	16,397	36,893			$2,249,996
	11/21/2019	Options							70,006	$146.34	$2,249,993
	8/14/2019	STI	$428,494	$856,987	$1,713,974
Jim Hollingshead	11/21/2019	PSU				3,826	7,652	17,217			$1,050,007
	11/21/2019	RSU				3,664	7,328	7,328			$1,049,956
	8/14/2019	STI	$260,147	$520,293	$1,040,586
Brett Sandercock	11/21/2019	PSU				3,644	7,288	16,398			$1,000,059
	11/21/2019	RSU				3,490	6,979	6,979			$999,951
	8/14/2019	STI	$174,340	$348,680	$697,359
Raj Sodhi	11/21/2019	PSU				3,826	7,652	17,217			$1,050,007
	11/21/2019	RSU				3,664	7,328	7,328			$1,049,956
	8/14/2019	STI	$228,307	$456,613	$913,226

(a)

Represents potential payouts under our annual performance-based cash short-term incentive program for fiscal year 2020. Short-term incentive amounts actually earned for fiscal year 2020 are reflected in the Summary Compensation Table under the column entitled "Non-equity incentive plan compensation."

(b)

Our named executive officers received half the value of their annual equity award as PSUs and may choose to receive the remaining half value of their annual equity award as 100% performance-based RSUs, 100% options, or 50% of each; with the final number of RSUs or options based on their value determined under FASB ASC Topic 718.

(c)

RSU awards granted in fiscal year 2020 are earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2020. Threshold amounts shown are 50% of the RSUs granted, assuming that only one of the 2020 third quarter or fourth quarter operating profit target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter targets or the aggregate third and fourth quarter targets are achieved. Based on actual fiscal year 2020 performance, 100% of the units were earned. The earned units will vest annually over three years following the date of grant, subject to the executive's continued service.

(d)

PSUs granted in fiscal year 2020 are earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 225% of the PSUs granted. No PSUs are earned for performance below threshold.

(e)

Stock options granted in fiscal year 2020 have an exercise price equal to the NYSE closing price of our common stock on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive's continued service.

(f)

The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model uses the following assumptions:

Assumption	November 21, 2019
Market price of stock	$146.34
Exercise price of option	$146.34
Expected stock volatility	25.0%
Risk-free interest rate	1.58%
Expected life	4.9	years
Dividend yield	1.07%

(g)

The dollar value of RSUs represents the grant date fair value, based on the probable outcome of the performance conditions and the closing value of $146.34 for RSUs granted on November 21, 2019. The probable outcome of the performance condition was 100% and the maximum payout is equal to the target payout.

The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs granted on November 21, 2019, assumes $146.34 share price and estimated Monte Carlo valuation of 93.8% ($137.22 per PSU), rounded to the nearest share.

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Outstanding equity awards at fiscal year end

The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2020.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(b)	Market value of shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)
Michael Farrell		59,894	$146.34	11/21/2026	18,883	$3,625,536	13,435	(d)	$2,579,520
	26,697	53,395	$101.64	11/14/2025			28,057	(e)	$5,386,944
	68,520	34,261	$84.98	11/16/2024	8,908	$1,710,336	71,262	(f)	$13,682,304
	139,665	0	$57.76	11/16/2023	11,155	$2,141,760	89,238	(g)	$17,133,696
Rob Douglas		70,006	$146.34	11/21/2026	4,560	$875,520	16,397	(e)	$3,148,224
	34,325	68,650	$101.64	11/14/2025	5,726	$1,099,392	45,810	(f)	$8,795,520
	45,344	22,673	$84.98	11/16/2024	7,382	$1,417,344	59,056	(g)	$11,338,752
	150,098		$58.24	11/16/2022
Jim Hollingshead					10,907	$2,094,144	7,328	(d)	$1,406,976
							7,652	(e)	$1,469,184
					2,545		20,360	(f)	$3,909,120
					3,281		26,246	(g)	$5,039,232
Brett Sandercock	7,627	15,256	$101.64	11/14/2025	7,480	$1,436,160	6,979	(d)	$1,339,968
	40,736		$57.76	11/16/2023			7,288	(e)	$1,399,296
					2,545	$488,640	20,360	(f)	$3,909,120
					3,281	$629,952	26,246	(g)	$5,039,232
Raj Sodhi					9,691	$1,860,672	7,328	(d)	$1,406,976
							7,652	(e)	$1,469,184
					2,545	$488,640	20,360	(f)	$3,909,120
					2,297	$441,024	18,372	(g)	$3,527,424

(a)	The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates.

Expiration date	Grant date	Remaining vesting schedule
November 21, 2026	November 21, 2019	Three equal installments on November 11 of 2020, 2021 and 2022
November 14, 2025	November 14, 2018	Two equal installments on November 11 of 2020 and 2021
November 16, 2024	November 16, 2017	One installment on November 11 of 2020

(b)

The number of shares or units of stock that have not vested in this column includes outstanding unvested, but earned, RSUs and PSUs. Earned RSUs shown were granted in fiscal years 2018 and 2019, and vest in three annual equal increments on November 11 of each year following the grant date.  Banked PSUs are earned based on certified total stockholder return achievement during the first three years of the performance period, and are generally paid shortly after the third anniversary of the November grant date. The table below shows the vesting schedules for these remaining RSUs and PSUs:

Named executive officer	RSUs vesting during fiscal year 2021	RSUs vesting during fiscal year 2022	Banked PSUs vesting during fiscal year 2021	Banked PSUs vesting during fiscal year 2022
Michael Farrell	12,887	5,996	11,155	8,908
Rob Douglas	4,560	0	7,382	5,726
Jim Hollingshead	7,480	3,427	3,281	2,545
Brett Sandercock	5,767	1,713	3,281	2,545
Raj Sodhi	6,264	3,427	2,296	2,545

(c)	The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($192.00) on the NYSE at June 30, 2020, the last business day of fiscal year 2020.
(d)

Represents RSUs that were granted to our executive officers in November 2019 under our incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2020. On June 30, 2020, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. In fact, the committee determined in August 2020 that the targets were achieved and the RSUs were earned, and are subject to vesting over three years following the date of grant based on continuous service with the company. Because the information in this table is reported as of June 30, 2020, these shares are shown as unearned in the table.

(e)

Represents fiscal year 2020 unearned PSUs granted in November 2019, that are eligible to be earned and vest for the four-year performance period ending November 20, 2023, subject to possible acceleration, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2019 are listed at 100% of the target stock units granted, representing the number of stock units that would be earned at target performance as our absolute TSR performance over the interim performance period from November 2019 through June 30, 2020, was between threshold and target goals.

(f)

Represents fiscal year 2019 unearned PSUs granted in November 2018 that are eligible to be earned and vest for the four-year performance period ending November 13, 2022, subject to possible acceleration, depending on our absolute TSR performance for the performance period. In accordance with SEC guidance, PSUs granted November 2018 are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from November 2018 through June 30, 2020, was between target and maximum goals.

(g)

Represents fiscal year 2018 unearned PSUs granted in November 2017 that are eligible to be earned and vest for the four-year performance period ending November 15, 2021, subject to possible acceleration, depending on our absolute TSR performance for the performance period. In accordance with SEC guidance, PSUs granted November 2017 are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from November 2017 through June 30, 2020, was between target and maximum goals.

Option exercises and stock vested

The following table summarizes the shares acquired by each of our named executive officers during the fiscal year ended June 30, 2020, by exercising options or by vesting of restricted stock units or performance stock units.

	Option Awards		Stock Awards
Named executive officer	Number of shares acquired on exercise	Value realized on exercise(a)	Number of shares acquired on vesting	Value realized upon vesting(b)
Michael Farrell	53,204	$5,304,531	154,668	$22,580,116
Rob Douglas	13,223	$1,133,802	105,127	$15,343,331
Jim Hollingshead	26,555	$2,297,115	67,401	$10,414,465
Brett Sandercock	0	$0	47,120	$6,874,850
Raj Sodhi	0	$0	36,433	$5,307,276

(a)	Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.
(b)	Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain a deferred compensation plan which allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding our named executive officers’ aggregate contributions to, and account balances under, our deferred compensation plan for and as of the fiscal year ended June 30, 2020.

Named executive officer	Executive contributions in fiscal year 2020(a)	Registrant contributions in fiscal year 2020(b)	Aggregate earnings in fiscal year 2020(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2020(d)
Michael Farrell	$0	$0	$0	$0	$0
Rob Douglas	$520,054	$0	$34,250	$0	$1,848,589
Jim Hollingshead	$899,662	$0	$115,754	$0	$3,965,257
Brett Sandercock	$0	$0	$0	$0	$0
Raj Sodhi	$0	$0	$0	$0	$0

(a)

Represents amounts that the named executive officers elected to defer in fiscal 2020. These amounts represent compensation earned by the named executive officers in fiscal 2020, and are also reported in the appropriate columns in the “Summary Compensation Table” above.

(b)

Represents amounts credited in fiscal 2020 as company contributions to the accounts of the named executive officer. Any amounts would be also reported in the “Summary Compensation Table” above under the “All Other Compensation" column.

(c)

Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)

Aggregate balance as of June 30, 2020 includes all contributions from earned income through fiscal 2020 and investment income reported by June 30, 2020. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the "Summary Compensation Table" for fiscal years 2020, 2019, and 2018: ($1,354,587 for Mr. Douglas, and $2,229,928 for Dr. Hollingshead).

General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. Although the plan permits us to make discretionary contributions from time to time, during fiscal 2020, we did not make any discretionary contributions.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2020 are in the table below:

Name of investment option	Rate of return through June 30, 2020
MFS VIT Total Return Bond	7.00%
DFA VIT Inflation-Protection Securities Instl	8.02%
MFS VIT Value Svc	-4.86%
BNY Mellon Stock Index	7.14%
American Funds IS Growth 2	25.51%
American Century VP Mid Cap Value I	-8.24%
Great West T. Rowe Price Mid Cap Growth	3.88%
Delaware VIP Small Cap Value Series Svc (a)	-19.30%
Vanguard VIF Small Company Growth Inv	-1.25%
Great West MFS International Value Initial	-1.43%
American Funds IS International 2	-5.07%

Potential payments on termination or change of control

Change of control agreements. We have entered into agreements with each of our named executive officers and certain other members of senior management (a total of 17 currently employed persons as of September 22, 2020), that provide certain change of control payments and benefits. The terms of the agreements are for three years, with automatic three-year renewal terms. In accordance with best practices regarding acceleration of equity in connection with a change of control, these agreements generally provide for double-trigger acceleration of time-vested equity, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control.

If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates employment for “good reason” (as defined in the agreement and summarized below); or
•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or
•

we terminate the executive’s employment other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•	the pro rata portion of short-term incentive amounts earned through the date of termination;
•	a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s:
o	highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus
o

the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 80% to 100% in the case of our other named executive officers); plus

o

the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary.

•	the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;
•

all of the executive’s unvested stock options, and shares of restricted stock, RSUs, or performance units will vest in full, except that performance units earned based on our TSR are earned based on actual performance based on a truncated performance period as of the termination date, as described below;

•

we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date, plus an additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

 All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will be obligated not to induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us, or meaningfully support any person, business, entity or activity or initiate or further that competing business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. All our named executive officers’ current agreements expire January 1, 2021, subject to auto-renewal.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to the executive’s duties, responsibilities, authority, or reporting relationship immediately before the change of control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of the executive’s employment for cause, death or disability, or by the executive other than for good reason; (b) a material reduction in the executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to the executive under benefit plans and arrangements in which the executive is participating at the time of the change of control, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to the plan or arrangement; (d) any failure to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which the executive is participating at the time of the change of control, which results in a material negative change in the executive’s short-term incentive or incentive compensation, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; (e) any material diminution in the budget over which the executive retains authority at the time of the change of control; (f) any requirement that the executive be based anywhere that is at least 50 miles away from both (i) the executive’s office location as of the date of the change of control and (ii) executive’s then primary residence, except for required travel by executive on business; (g) any failure to obtain the assumption of the change of control agreement by any successor or assign of ResMed; or (h) any other action or inaction by ResMed that constitutes a material breach of the change of control agreement under which the executive provides services at the time of the change of control.

Equity award terms – options and RSUs. Stock option and RSU grant agreements provide accelerated vesting only on termination due to death or permanent disability, or on a termination qualifying under the double-trigger benefits described in the section “Change of control agreements” above.

On a qualifying retirement, RSU grants and option awards will vest pro rata, and vested options granted in fiscal year 2018 and later may be exercised until the earlier of (1) 36 months after retirement or (2) the original grant term. For these purposes, a “qualifying retirement” occurs when an employee terminates service after (a) sixty years of age and
(b) completion of five years of continuous service with us.

For grants made in fiscal year 2017 and earlier,  our forms of option agreement did not extend the exercise period after a qualifying retirement. These existing grant agreements have not been modified, and these legacy option grants will continue to apply until the covered awards have been exercised.

Equity award terms – long-term performance-based stock units. Our form of performance-based stock unit agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, voluntary termination for good reason, or a qualifying retirement, the following terms and number of units earned in these situations are calculated as follows:

•	Change of control: TSR performance is measured by compound annual growth rate through the date of the change of control, which determines the number of units earned.
•	Death or permanent disability: 100% of target units are earned as of the date of the event.
•

Termination by company without cause or by executive for good reason or for qualifying retirement: TSR performance is measured through the date of termination, and compared to a prorated performance target, and the number of units so earned are then pro-rated based on the length of executive’s service during the performance period.

•

Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.

We believe that adjusting pro rata the target and performance period measurement for performance stock units in the absence of a change of control for involuntary terminations without cause, voluntary terminations for good reason, or qualifying retirement, but requiring forfeitures for terminations with cause or resignations without good reason,  is an appropriate balance that reflects partial service during the vesting period of the PSUs, while maintaining the performance incentives. We also believe that measuring TSR performance by compound annual growth rate through the date of a change of control, with no proration for the service period, better reflects the performance nature of the incentive, while recognizing that a change of control disrupts the performance metric for future periods.

Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2020, the last business day of fiscal year 2020. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. It includes benefits under disability insurance policies not provided to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for our Australia-based named executive officer is presented in US dollars based on the conversion rate in effect at the close of business June 30, 2020.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Health and insurance tax gross up(b)	Retirement plan contributions(c)	Value of option, RSU, and PSU acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$0	$46,788,624	$46,788,624
	Change of control and qualifying termination	$6,403,762	$53,099	$52,214	$22,800	$40,834,366	$47,366,241
	Death or disability	$0	$460,756	$0	$0	$38,226,145	$38,686,901
	Qualifying termination (without change of control)	$0	$0	$0	$0	$20,725,903	$20,725,903
Rob Douglas	Change of control	$0	$0	$0	$0	$29,734,560	$29,734,560
	Change of control and qualifying termination	$3,629,770	$39,824	$39,161	$17,100	$26,156,655	$29,882,510
	Death or disability	$0	$145,482	$0	$0	$25,917,033	$26,062,515
	Qualifying termination (without change of control)	$0	$0	$0	$0	$18,150,047	$18,150,047
Jim Hollingshead	Change of control	$0	$0	$0	$0	$13,372,560	$13,372,560
	Change of control and qualifying termination	$2,431,814	$39,824	$39,161	$17,100	$9,504,878	$12,032,777
	Death or disability	$0	$228,640	$0	$0	$9,444,480	$9,673,120
	Qualifying termination (without change of control)	$0	$0	$0	$0	$6,003,758	$6,003,758
Brett Sandercock	Change of control	$0	$0	$0	$0	$10,135,836	$10,135,836
	Change of control and qualifying termination	$1,647,846	$11,066	$0	$64,880	$10,135,836	$11,859,628
	Death or disability	$0	$0	$0	$0	$10,031,972	$10,031,972
	Qualifying termination (without change of control)	$0	$0	$0	$0	$5,981,176	$5,981,176
Raj Sodhi	Change of control	$0	$0	$0	$0	$11,671,776	$11,671,776
	Change of control and qualifying termination	$2,112,250	$39,824	$39,161	$17,100	$8,821,027	$11,029,362
	Death or disability	$0	$508,996	$0	$0	$8,455,104	$8,964,100
	Qualifying termination (without change of control)	$0	$0	$0	$0	$5,553,379	$5,553,379

(a)

Represents the dollar value of cash severance for all officers based on their applicable multiple times base salary as of June 30, 2020 plus short-term cash incentive based on the officer's base salary and target incentive opportunity for fiscal year 2020.

(b)

Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is due to a change of control and qualifying termination, the amount includes a tax gross up. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2020.  When the triggering event is termination due to death, includes the life insurance proceeds payable upon death.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.
(d)

For change of control only and for a qualifying termination (without change of control), the value reflects the earning of outstanding PSUs as of such date only.  The value of PSUs vesting at a termination based on death or disability is calculated by the value of target shares at the June 30, 2020 NYSE.  The value of accelerating options is based on the difference between the option exercise price and the June 30, 2020 closing price of our common stock on the NYSE ($192.00). The value of accelerating outstanding restricted stock units is based on the June 30, 2020 closing price of our common stock on the NYSE ($192.00). For Mr. Douglas, a qualifying termination (without change of control) would include retirement.

(e)

Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk considerations in compensation programs

During fiscal year 2020, the compensation committee reviewed our compensation programs, policies and practices for executives as well as for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee was assisted in its review by advice from its independent compensation consultant.

The committee believes that our programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The committee believes that the structure and design of the programs do not create incentives to take on too much risk, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term, and incentive-based compensation, the use of performance-based targets and evaluations, oversight of the programs by the committee and senior management, holdback and clawback provisions, and caps on payouts in certain circumstances. The committee believes incentive arrangements encourage behaviors aligned with the long-term interests of stockholders.

Chief executive officer pay ratio

We are providing information about the relationship between the annual total compensation of our chief executive officer and an estimate of the median of the annual total compensation of our other employees. This information is required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules. We have used June 30, 2020 as the date for establishing the employee population used in identifying the median employee and the fiscal year as the measurement period. We captured all full-time, part-time and temporary employees as of that date, consisting of 7,247 individuals. We identified the median employee using total target cash including base salary or wages, target incentive payment, and cash allowances paid to our employees. The identification of the median employee was updated as we considered that our 2019 acquisitions materially impacted the CEO pay ratio. For fiscal year 2020, the annual total compensation of the employee identified at median of our company (other than our chief executive officer), was $58,067; and the annual total compensation of our chief executive officer for purposes of determining this pay ratio was $10,429,750. The annual total compensation of the median employee and the annual total compensation of the chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.  Based on this information, for fiscal year 2020, we estimate the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee was 180 to 1.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2020 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2020 annual meeting of stockholders.

Compensation committee

Rich Sulpizio, chair

Karen Drexler

Harjit Gill

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, and the notes to those statements.

The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as its financial reporting process, accounting principles, and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting, and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2020, and the effectiveness of our internal controls as of June 30, 2020. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB and the Securities and Exchange Commission. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence, and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports, and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2020, for filing with the SEC.

Audit committee

Carol Burt, chair

Jan De Witte

Ron Taylor

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2020 and 2019, and fees billed for other services by KPMG LLP.

Fees	2020	2019
Audit fees(a)	$2,147,557	$2,590,998
Audit-related fees(b)	$1,120	$32,500
Tax-related fees(c)	$171,764	$43,206
Total fees	$2,320,441	$2,666,704

(a)

Fees for audit services consisted of: (1) audits of our annual financial statements and systems of internal accounting controls; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)	Fees related to review and approvals of financial statements included in registration statements.
(c)	Fees related to review of transfer pricing master files and research and development credit tax filings.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimus exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 144,908,194 shares of our common stock outstanding (which excludes treasury shares) on September 22, 2020, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock
Vanguard
100 Vanguard Blvd.	15,790,293	(a)	10.90%
Malvern, PA 19355
Black Rock, Inc.
55 East 52nd Street	12,927,997	(b)	8.92%
New York, NY 10055
WCM Investment Management, LLC
281 Brooks Street	7,830,394	(c)	5.40%
Laguna Beach, CA 92651

Named executive officers, directors and nominees	Amount and nature of beneficial ownership(d)	Percent of outstanding common stock
Michael Farrell	657,931	*
Rob Douglas	505,050	*
Peter Farrell	239,470	*
Brett Sandercock	130,574	*
Jim Hollingshead	78,263	*
Ron Taylor	21,582	*
Raj Sodhi	20,935	*
Carol Burt	15,205	*
Rich Sulpizio	11,680	*
Karen Drexler	10,276	*
Harjit Gill	4,158	*
Jan De Witte	3,133	*
All current executive officers and directors as a group (14 persons)	1,929,640	1.33%

*Less than 1%

(a)

Based on information provided in Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, that reports sole voting over 223,320 shares, sole dispositive power over 15,536,794 shares, shared voting power over 44,690 shares and shared dispositive power over 253,499 shares.

(b)

Based on information provided in Schedule 13G/A filed with the SEC on February 6, 2020, by BlackRock, Inc., that reports sole voting power over 11,176,816 shares and sole dispositive power over all these shares.

(c)

Based on information provided in Schedule 13G/A filed with the SEC on February 5, 2020, by WCM Investment Management, LLC, that reports sole voting power over 7,830,394 shares and sole dispositive power over all these shares.

(d)

Beneficial ownership is stated as of September 22, 2020, and includes shares subject to options exercisable, and restricted stock units that vest within sixty days after September 22, 2020, as set forth below. Does not include shares subject to performance stock units that may be earned and vest in November 2020 as their number cannot be finally determined until the compensation committee certifies the performance of the total stockholder return objectives. Shares subject to those options and restricted stock units are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named executive officers, directors and nominees	Stock options	Restricted stock units
Mick Farrell	315,804	17,365
Rob Douglas	310,100	4,560
Peter Farrell	11,442	1,727
Brett Sandercock	55,991	8,093
Jim Hollingshead	-	9,922
Ron Taylor	-	1,727
Raj Sodhi	-	8,706
Carol Burt	-	1,727
Rich Sulpizio	-	1,727
Karen Drexler	3,889	863
Harjit Gill	-	1,727
Jan De Witte	-	1,727

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2020.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans
Equity compensation plans approved by security holders	2,199,893	$89.05	15,790,505	(c)
Employee stock purchase plan approved by security holders	N/A	N/A	1,988,241	(d)
Equity compensation plans not approved by security holders	0	0	0
Total	2,199,893	$89.05	17,778,746

(a)

Represents shares reserved for options, RSUs and PSUs outstanding under our 1997 and 2009 incentive award plans. Includes 1,068,372 shares reserved for outstanding options, 562,983 shares reserved for outstanding RSUs and 568,538 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2020, shares would have been earned above the target PSU grant.

(b)	Represents the weighted-average exercise price of the 1,068,372 outstanding stock options as of June 30, 2020.
(c)

Represents shares available for issuance under our 2009 Incentive Award Plan.  Assumes 2,590,944 shares are not available to issue under the 2009 Incentive Award Plan, representing the amount that would be issued if all outstanding TSR performance-based stock units were earned at the maximum possible level (225% of target).

(d)

Represents shares available for issuance under our employee stock purchase plan (ESPP). The maximum number of shares subject to purchase under our ESPP offerings outstanding on June 30, 2020 is 98,586.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situation that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Our related party transaction policy and procedures are available at investors.resmed.com. Under that policy, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved certain transactions, including:

•

any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions; and

•

transactions that are in the Company’s ordinary course of business and where the interest of the related party arises only from the related party’s position as a director of another corporation or organization that is a party to the transaction.

Michael Farrell is our chief executive officer and a director, and the son of Peter Farrell, our founder and non-executive chair. Their compensation is discussed in this proxy statement under the sections “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2020” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell was approved by our compensation committee (without Peter Farrell’s participation). Similarly, all compensation paid to Peter Farrell was approved by the independent members of our board (without Michael Farrell’s participation), after considering a recommendation from our compensation committee.

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Proposals included in the proxy statement

Proposals under Rule 14a-8. Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2021 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 8, 2021. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Director nominations under our bylaws.  Our bylaws, which were amended in fiscal year 2020 to include proxy access, permit an eligible stockholder, or group of up to 20 eligible stockholders, owning our stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the bylaws. To nominate a director under proxy access at the 2021 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications, and conditions set forth in our bylaws. A fully compliant nomination notice must be received by us no earlier than May 9, 2021, and no later than June 8, 2021, assuming the date of the 2021 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2020 annual meeting, and the nomination notice must be delivered to our secretary at our principal executive offices in San Diego, California, USA.

Proposals not included in the proxy statement

Notices. Under our bylaws, to nominate a director or bring any other business before the stockholders at the 2021 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than July 22, 2021, and no later than August 21, 2021.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;
(2)	the reasons for conducting that business at the meeting;
(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and
(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

Information about Proposing Persons. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;
(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Person;
(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:
a.	the full notional amount of any securities that, directly or indirectly, underlie any derivative security;
b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;

c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;
d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;
e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and
f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Nominations for director candidates. Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information relating to the nominee that is required to be disclosed under applicable SEC rules;
(2)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;
(3)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(4)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand;

(5)	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(6)	certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines and intent to serve the entire term.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

Reconciliation of non-GAAP financial measures

The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below

(in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2020	2019
GAAP income from operations	$809,659	$579,263
Amortization of acquired intangible assets (a)	79,695	74,938
Deferred revenue fair value adjustment (a)	2,102	5,348
Restructuring expenses (a)	-	9,401
Litigation settlement expenses	(600)	41,199
Acquisition and integration expenses (a)	-	6,123
Non-GAAP income from operations	890,856	716,272

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve months ended June 30,
	2020	2019
GAAP net income	$621,674	$404,592
Amortization of acquired intangible assets, net of tax (a)	60,945	57,246
Deferred revenue fair value adjustment, net of tax (a)	1,610	4,067
Restructuring expenses, net of tax (a)	-	7,205
Litigation settlement expenses, net of tax	(528)	36,248
Fair value impairment of investment (a)	9,100	5,000
U.S. tax reform (a)	-	6,654
Acquisition-related expenses	-	5,362
Non-GAAP net income (a)	692,801	526,374
Diluted shares outstanding	145,652	144,484
GAAP diluted earnings per share	$4.27	$2.80
Non-GAAP diluted earnings per share (a)	$4.76	$3.64

(a)

ResMed adjusts for the impact of the amortization of acquired intangibles, deferred revenue fair value adjustment, restructuring expenses, litigation settlement expenses, fair value impairment of investment, the impact of U.S. tax reform on income tax expense and acquisition-related expenses, from their evaluation of ongoing operations, and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: AMY WAKEHAM

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information until
11:59 p.m. US Eastern Time on November 18, 2020 and 10:00 a.m. Australian Eastern Time on November 16, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RMD2020

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. US Eastern Time on November 18, 2020 and 10:00 a.m. Australian Eastern Time on November 16, 2020. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 18, 2020.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 1. Election of two directors, each to serve until our 2021 annual meeting.
Nominees:	For	Against	Abstain

1a. Karen Drexler	☐	☐	☐
1b. Michael Farrell	☐	☐	☐

Vote on Proposals	For	Against	Abstain

2. Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021.	☐	☐	☐

3. Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement (“say-on-pay”).	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 19, 2020, at 2:00 p.m. US Pacific Time
Friday, November 20, 2020, at 9:00 a.m. Australian Eastern Time

Live webcast:	www.virtualshareholdermeeting.com/RMD2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 22, 2020, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 19, 2020, at 2:00 p.m. US Pacific Time (Friday, November 20, 2020, at 9:00 a.m. Australian Eastern Time) virtually at www.virtualshareholdermeeting.com/RMD2020, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the two nominees in Item 1, and “FOR” Items 2 and 3.

(See reverse for voting instructions)